Exhibit 10.30
ASSET PURCHASE AGREEMENT

BY AND BETWEEN

MERIT MEDICAL SYSTEMS, INC. (“PURCHASER”);

AND

BECTON, DICKINSON AND COMPANY (“SELLER”)
Dated as of November 15, 2017

TABLE OF CONTENTS

Article 1 THE TRANSACTIONS.................................................................................................		2
1.1	Purchased Assets..........................................................................................................	2
1.2	Excluded Assets...........................................................................................................	3
1.3	Excluded Liabilities.....................................................................................................	5
1.4	Non-Assignable Assets................................................................................................	6
1.5	Shared Contracts..........................................................................................................	7
Article 2 CONSIDERATION FOR TRANSFER..........................................................................		7
2.1	Purchase Price and Assumption of Assumed Liabilities..............................................	7
2.2	Purchase Price Adjustment; Procedures for Calculating and Paying the Purchase
	Price Adjustment..........................................................................................................	7
2.3	Withholding Taxes.......................................................................................................	9
Article 3 CLOSING AND CLOSING DELIVERIES...................................................................		10
3.1	Closing; Time and Place..............................................................................................	10
3.2	Deliveries by Seller Entities........................................................................................	10
3.3	Deliveries by Purchaser...............................................................................................	11
Article 4 REPRESENTATIONS AND WARRANTIES OF SELLER.........................................		12
4.1	Organization and Good Standing.................................................................................	12
4.2	Financial Information; No Undisclosed Liabilities.....................................................	12
4.3	Purchased Inventory.....................................................................................................	13
4.4	Absence of Changes....................................................................................................	13
4.5	Taxes............................................................................................................................	14
4.6	Intellectual Property.....................................................................................................	15
4.7	Authority; Binding Nature of Agreements..................................................................	17
4.8	No Conflicts; Required Consents................................................................................	17
4.9	Material Contracts.......................................................................................................	18
4.10	Insurance......................................................................................................................	19
4.11	Compliance with Laws................................................................................................	20
4.12	Governmental Approvals; Product Liability................................................................	20
4.13	Proceedings and Orders...............................................................................................	21
4.14	Title, Condition and Sufficiency of Assets..................................................................	21
4.15	Brokers.........................................................................................................................	22
4.16	Trade Control Laws.....................................................................................................	22
4.17	Anti-Corruption Laws..................................................................................................	23
4.18	Customers and Suppliers.............................................................................................	23
4.19	Product Warranties.......................................................................................................	23
4.20	No Other Representations............................................................................................	23
Article 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER.................................		24
5.1	Organization and Good Standing.................................................................................	24
5.2	Authority; Binding Nature of Agreements..................................................................	24
5.3	No Conflicts; Required Consents................................................................................	24
5.4	Sufficient Funds...........................................................................................................	25

5.5	Proceedings and Orders...............................................................................................	25
5.6	Brokers.........................................................................................................................	25
5.7	Condition of the Product Lines....................................................................................	25
Article 6 PRE-CLOSING COVENANTS.....................................................................................		26
6.1	Conduct of the Product Lines Prior to Closing............................................................	26
6.2	Access to Information..................................................................................................	27
6.3	Commercially Reasonable Efforts...............................................................................	28
6.4	Governmental Review.................................................................................................	28
6.5	Consents.......................................................................................................................	30
6.6	Notification..................................................................................................................	30
6.7	Unredacted Disclosure Schedules................................................................................	30
Article 7 POST-CLOSING COVENANTS..................................................................................		30
7.1	Cooperation..................................................................................................................	30
7.2	Return of Assets; Transfer of Purchased Assets..........................................................	31
7.3	Records and Documents..............................................................................................	32
7.4	Bulk Sales Waiver........................................................................................................	32
7.5	Confidentiality.............................................................................................................	32
7.6	Assumption of Regulatory Obligations Relating to Governmental Approvals...........	33
7.7	Accounts Receivable...................................................................................................	33
7.8	Product Recalls............................................................................................................	33
7.9	Transitional Trademark Rights....................................................................................	34
7.1	Production of Witnesses and Individuals; Privilege Matters.......................................	34
7.11	Customer Inquiries.......................................................................................................	35
Article 8 CONDITIONS TO CLOSING.......................................................................................		35
8.1	Conditions to Purchaser’s Obligation to Close...........................................................	35
8.2	Conditions to Seller’s Obligation to Close..................................................................	35
8.3	Conditions to Obligations of Each Party to Close.......................................................	36
Article 9 TAX MATTERS.............................................................................................................		37
9.1	Purchase Price Allocation............................................................................................	37
Article 10 TERMINATION...........................................................................................................		39
10.1	Circumstances for Termination...................................................................................	39
10.2	Effect of Termination...................................................................................................	39
Article 11 INDEMNIFICATION..................................................................................................		40
11.1	Indemnification by Seller.............................................................................................	40
11.2	Indemnification by Purchaser......................................................................................	40
11.3	Time for Claims...........................................................................................................	40
11.4	Procedures for Indemnification...................................................................................	40
11.5	Limitations on Indemnification...................................................................................	42
11.6	Third Party Contributors and Payment of Indemnifiable Damages............................	43
11.7	Remedies Exclusive....................................................................................................	44
11.8	Tax Treatment of Indemnification...............................................................................	44
Article 12 MISCELLANEOUS PROVISIONS............................................................................		44
12.1	Expenses......................................................................................................................	44
12.2	Interpretation................................................................................................................	44
12.3	Entire Agreement........................................................................................................	45
12.4	Amendment, Waivers and Consents............................................................................	45

12.5	Successors and Assigns...............................................................................................	45
12.6	Governing Law............................................................................................................	45
12.7	Jurisdiction; Waiver of Jury Trial................................................................................	45
12.8	Rules of Construction..................................................................................................	46
12.9	Severability..................................................................................................................	46
12.10	Exhibits and Schedules................................................................................................	46
12.11	Notices.........................................................................................................................	46
12.12	Rights of Parties..........................................................................................................	47
12.13	Public Announcements................................................................................................	47
12.14	Counterparts.................................................................................................................	48
12.15	Specific Performance...................................................................................................	48
12.16	Waiver of Conflicts......................................................................................................	48
12.17	Rescission....................................................................................................................	49
12.18	Electronic Data Room Materials.................................................................................	49

EXHIBITS
Exhibit A    Certain Definitions
Exhibit B    General Assignment and Bill of Sale
Exhibit C    Patent Assignment
Exhibit D    Trademark Assignment
Exhibit E    Transition Services Agreement
Exhibit F    Contract Manufacturing Agreement
Exhibit G    Distribution Agreement
Exhibit H    Patent and Know-How License Agreement
Exhibit I    Sublicense Agreement

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of November 15, 2017, by and between:
(A)    MERIT MEDICAL SYSTEMS, INC., a company incorporated in Utah (“Purchaser”); and
(B)    BECTON, DICKINSON AND COMPANY, a company incorporated in New Jersey (“Seller”).
The capitalized terms used in this Agreement are defined in Exhibit A hereto, unless otherwise defined herein.
RECITALS
WHEREAS, on April 23, 2017, Seller entered into an Agreement and Plan of Merger (the “Bard Merger Agreement”) with C. R. Bard, Inc., a New Jersey corporation (“Bard”), and Lambda Corp., a New Jersey corporation and wholly owned subsidiary of Seller (“Lambda”), pursuant to which, upon the terms and subject to the conditions set forth in the Bard Merger Agreement, Lambda will merge with and into Bard, with Bard surviving as a wholly owned subsidiary of Seller (the “Merger”);
WHEREAS, Seller, those Subsidiaries of Seller set forth on Schedule I hereto and those Entities that will become Subsidiaries of Seller upon the Lambda Closing set forth on Schedule I hereto (collectively, the “Seller Subsidiaries;” the Seller Subsidiaries collectively with Seller, the “Seller Entities”) are engaged in, among other things, the Rhodes Product Line and the Corfu Product Line (together, the “Product Lines”);
WHEREAS, Seller desires to sell to, or cause the Seller Subsidiaries to sell to, Purchaser, and Purchaser desires to purchase from the Seller Entities, the Purchased Assets, on the terms and conditions set forth herein; and
WHEREAS, the United States Federal Trade Commission (the “FTC”) is expected to issue an Order in connection with its review of the Merger (such Order, the “FTC Order”) and the European Commission (the “EC”) is expected to issue the commitments submitted by Seller and Bard under Article 6(2) of the Council Regulation (EC) 139/2004 (the “EC Commitments”) and to adopt a decision in Case M.8523 (the “EC Decision”) in connection with its review of the Merger.
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1

THE TRANSACTIONS

1.1    Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall, and shall cause the Seller Subsidiaries to, sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase from the Seller Entities, all of their respective right, title and interest in, to and under the following, free and clear of any Encumbrances, other than Permitted Encumbrances (collectively, the “Purchased Assets”):

(a)    Purchased Inventory. The inventory of finished goods to the extent related exclusively or predominantly to the Products and owned by the Seller Entities as of the Closing Date without taking into account any reserve therefor (collectively, the “Purchased Inventory”), and any and all rights to market, distribute and sell all such Purchased Inventory;

(b)    Intellectual Property. The Seller Intellectual Property and any unregistered Intellectual Property Rights owned by the Seller Entities to the extent used in the (i) “Sontina” handheld forward-coring core needle biopsy device pipeline project or (ii) terminated “Echo” breast tissue marker pipeline project, in each case, as of the Closing Date;

(c)    Contracts. The Contracts identified on Schedule 1.1(c) and any other Contracts exclusively or predominantly related to the Product Lines entered into by the Seller Entities prior to the Closing in compliance with Section 6.1 (collectively, the “Assigned Contracts”);

(d)    Contract Claims. All claims and other rights arising from performance or breach by third parties of their obligations under the Assigned Contracts and Shared Contracts (including all rights under or pursuant to warranties, representations, covenants, indemnities or guarantees made by suppliers, manufacturers or contractors and any rights to credits or claims for refunds or reimbursements, but excluding cash security or other deposits and Tax assets) from third parties that occur after the Closing to the extent pertaining to the Product Lines;

(e)    Governmental Approvals. The Governmental Approvals (and pending applications therefor) identified on Schedule 1.1(e), to the extent transferable to Purchaser under applicable Legal Requirements (as identified on Schedule 1.1(e) to the extent any restrictions on transferability are exclusively within Seller’s control);

(f)    Books and Records. All information, including customer and supplier lists and details (including information reasonably necessary to enable Purchaser to fulfill any supplier due diligence obligations imposed by applicable Legal Requirements related to the Product Lines with respect to conflict minerals and supply chain management), product and pricing information, account histories, research data and commercial data, in each case to the extent relating exclusively to the Product Lines or the Purchased Assets, on whatever medium (including paper and electronic media) and all books of account, general, financial, quality system, regulatory and tax records to the extent pertaining to the Product Lines or to the extent such information is, as of the Closing Date, used in the (i) “Sontina” handheld forward-coring core needle biopsy device pipeline project or (ii) terminated “Echo” breast tissue marker pipeline project (other than minute books, organizational documents, stock records and similar records of the Seller Entities) (collectively, the “Books and Records”) and in the possession of any of the Seller Entities; provided, that Seller shall be permitted to redact any information to the extent that it does not relate to the Product Lines.

(g)    Equipment and Machinery. All equipment and machinery (including all molds) identified on Schedule 1.1(g), and the spare parts held by a Seller Entity at the Closing for use in such equipment and machinery;

(h)    Sales, Promotional and Training Items. All sales and promotional literature and other sales-related materials, all training videos and other training-related materials, including training materials used in the onboarding of employees, and all patient forms and other patient-related materials, to the extent used, formerly used or held for use exclusively or predominantly in the Product Lines; provided, that Seller shall be permitted to redact any information to the extent that it does not relate to the Product Lines;

(i)    Goodwill. All goodwill of the Seller Entities of every kind and description to the extent pertaining to or used in the Product Lines, together with the exclusive right of Purchaser to represent itself as carrying on the Product Lines in succession to the Seller Entities;

(j)    Claims. All of the Seller Entities’ rights, causes of action, claims, defenses, counterclaims, rights of offset, deposits, prepayments, refunds, judgments, deductions, accounting rights, and demands of whatever nature, known or unknown, to the extent related to the Product Lines, the other Purchased Assets or the Assumed Liabilities and arising after the Closing, other than with respect to any Accounts Receivable; and

(k)    Other Assets. The other assets of the Seller Entities identified on Schedule 1.1(k).

1.2    Excluded Assets.

(a)    Notwithstanding any other provision of this Agreement, the Purchased Assets shall not include, and the Seller Entities hereby retain and shall not sell, transfer, convey, assign or deliver to Purchaser, any property or assets of the Seller Entities not expressly set forth in Section 1.1 hereof (collectively, the “Excluded Assets”), which shall include:

(i)    any cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority, in each case, held by the Seller Entities (whether or not arising from the conduct of the Product Lines);

(ii)    any accounts receivable of the Seller Entities, including any accounts receivable of the Product Lines as of the Closing (collectively, the “Accounts Receivable”);

(iii)    the Seller Transitional Trademarks, including any right, title or interest in Seller’s corporate name, corporate service mark or corporate logo, whether standing alone or as any portion of any other name, mark or logo;

(iv)    any Intellectual Property Rights other than the Seller Intellectual Property;

(v)    any software, laptops, desktops, computer peripherals or related computer hardware;

(vi)    all Tax losses and credits, Tax loss and credit carry forwards and other Tax attributes, all deposits or advance payments with respect to Taxes, and any claims, rights and interest in and to any refund, credit or reduction of Taxes;

(vii)    all Tax Returns and other Tax records of the Seller Entities or their Affiliates not relating exclusively to the Purchased Assets and the Assumed Liabilities;

(viii)    all intercompany accounts receivable and intercompany notes, including where the obligor is a Seller Entity or any Affiliate of a Seller Entity;

(ix)    any claims under insurance policies maintained by any Seller Entities or their Affiliates;

(x)    the assets, Contracts, equipment and other property listed on Schedule 1.2(a)(x) and all Contracts other than the Assigned Contracts;

(xi)    any assets related to any business or product lines of the Seller Entities other than the Product Lines, other than the Purchased Assets;

(xii)    all real property interests held by the Seller Entities and their Affiliates (including leases of real property and leasehold interests);

(xiii)    all Employee Plans and assets related thereto;

(xiv)    each Seller Entity’s ownership or other equity interests in any Person; and

(xv)    all rights of the Seller Entities under this Agreement and any other Transaction Agreement.

(b)    Purchaser expressly acknowledges that it is not acquiring any rights whatsoever to the Intellectual Property Rights of the Seller Entities within the Excluded Assets other than the Intellectual Property Rights of the Seller Entities to the extent expressly licensed to Purchaser under, and subject to, the Patent and Know-How Agreement and Section 7.9.

1.3    Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, the Seller Entities and their Affiliates shall retain, and shall be responsible for paying, performing and discharging when due, and the Purchaser shall not assume or have any responsibility for, any and all Liabilities of the Seller Entities and their Affiliates resulting from the Product Lines or the ownership of the Purchased Assets, other than the Assumed Liabilities, including the following Liabilities (collectively, the “Excluded Liabilities”):

(a)    all Liabilities, whether arising before, on or after the Closing Date arising out of, resulting from or related to the Excluded Assets or the operation or conduct of any business other than the Product Lines;

(b)    all Liabilities arising out of, resulting from or related to the sales, marketing, operation or conduct of the Product Lines prior to the Closing or ownership or use of any of the Purchased Assets prior to the Closing (other than with respect to any design defects of any Products sold after the Closing);

(c)    all Liabilities relating to any claim of any third party arising out of the sale of Products prior to Closing, including any Liabilities for any returns and any warranty claims for Products sold prior to the Closing (regardless of whether the applicable warranty is express or implied);

(d)    any Liabilities with respect to indemnification of any Purchaser Indemnified Persons for any Purchaser Damages pursuant to Section 11.1;

(e)    all Liabilities of the Seller Entities for borrowed money;

(f)    all outstanding accounts payable under the Assigned Contracts arising prior to the Closing Date and all Liabilities of the Seller Entities or their Affiliates, as applicable, under the Assigned Contracts to the extent such Liabilities became owing, due or payable, or relate to a breach occurring, prior to the Closing Date;

(g)    all Damages and other Liabilities arising with respect to or related to any Recall with respect to any units of Product sold prior to Closing;

(h)    all Liabilities for Taxes related to the Purchased Assets, the Product Lines or the Assumed Liabilities that are attributable to a Pre-Closing Tax Period;

(i)    all Liabilities for Transfer Taxes to be paid by Seller pursuant to Section 9.1(b);

(j)    all Liabilities arising under or in connection with any Employee Plan including but not limited to, any liability imposed on Purchaser or any of its Subsidiaries or Affiliates by a Governmental Authority or any other Person resulting from successor liability or similar concepts;

(k)    all Liabilities in any way related to the employment or retention of any employees, former employees, directors or independent contractors of any of the Seller Entities;

(l)    all Liabilities arising under or in connection with any Environmental Law; and

(m)    all obligations of Seller under this Agreement or any other Transaction Agreement.

1.4    Non-Assignable Assets.

(a)    Notwithstanding the foregoing, if any Assigned Contract or other Purchased Asset, including any Governmental Approval identified on Schedule 1.1(e), is not assignable or transferable (each, a “Non-Assignable Asset”) without the Consent of, or waiver by, a third party or action by a Governmental Authority (each, an “Assignment Consent”), either as a result of the provisions thereof or applicable Legal Requirements, and any such Assignment Consent is not obtained on or prior to the Closing Date, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Non-Assignable Asset, and such Non-Assignable Asset shall not be included in the Purchased Assets. Instead, without limiting Seller’s obligations under Section 6.5, each of the parties hereto shall use commercially reasonable efforts to obtain all such Assignment Consents after the Closing Date and after any such Assignment Consents are obtained the Seller Entities shall assign to Purchaser or its designee such Non-Assignable Assets for no additional consideration. Following any such assignment, such assets shall be deemed Purchased Assets for purposes of this Agreement.

(b)    For a period of two (2) years after the Closing and subject to payment of the Purchase Price by Purchaser pursuant to Section 2.1, Seller shall and shall cause the Seller Subsidiaries and their Affiliates to (i) cooperate with Purchaser or its designees in any commercially reasonable arrangement designed to provide Purchaser or its designee with all of the rights and benefits of the Non-Assignable Assets after the Closing as if the appropriate Assignment Consents had been obtained (including enforcement for the benefit of Purchaser of any and all rights of any Seller Entity or its Affiliates against any other party arising out of any breach or cancellation of any such Non-Assignable Assets by such other party and, if requested by Purchaser, acting as an agent on behalf of Purchaser or as Purchaser shall otherwise reasonably require), including by granting subleases or other rights and establishing arrangements whereby Purchaser or its designee shall undertake the obligation to perform under Assigned Contracts. Seller shall advise Purchaser in writing at least two (2) Business Days prior to the Closing with respect to any Assigned Contract or Governmental Approval that Seller knows or has substantial reason to believe will or may not be assignable or transferable to Purchaser hereunder at the Closing.

(c)    With respect to any Governmental Approval that is a Non-Assignable Asset, notwithstanding any other provision of this Agreement, the Seller Entities’ liabilities and obligations with respect thereto shall cease in all respects as of the date that is two (2) years after the Closing Date. On and after such date, the Seller Entities shall have no ongoing liabilities or obligations to Purchaser whatsoever in relation to such Governmental Approvals or the Products approved, cleared, marketed or sold under such Governmental Approvals, including any obligation to assist in the transfer of any such Governmental Approvals. On and after such date, the Seller Entities shall have the right, exercisable in their sole discretion, to cease, or cause to cease, the maintenance of such Governmental Approvals in the applicable issuing countries or territories, and to terminate the same.

1.5    Shared Contracts. Seller shall use commercially reasonable efforts prior to the Closing to cause the counterparty to each Shared Contract to consent to the partial assignment of those rights of the applicable Seller Subsidiary under such Shared Contract related to a Product, or to otherwise reasonably cooperate with Purchaser in Purchaser’s efforts to enter into a new contract with such counterparty on substantially the same terms as exist under such Shared Contract, in each case as of the Closing; provided, however, that nothing in this Section 1.5 shall require any of the Seller Entities or any of their Affiliates to pay any fee or other payment, or incur any liability or out of pocket expense in connection with the efforts set forth in this Section 1.5 (other than any fees and expenses payable to attorneys or other advisors retained by a Seller Entity in connection with the foregoing). The portion related to the Products of each such Shared Contract for which the parties have received consent to such partial assignment shall thereafter be deemed to be an Assigned Contract hereunder and, if applicable, the Seller Entities shall wholly assign, or partially assign, such portion to Purchaser as of the Closing. Any Shared Contract for which the arrangements described in this Section 1.5 could not be entered into prior to the Closing shall be a Non-Assignable Asset subject to Section 1.4. The portion related to the Products of each such Shared Contract for which the parties have not received consent to such partial assignment shall thereafter be deemed to be an Excluded Liability.

ARTICLE 2

CONSIDERATION FOR TRANSFER

2.1    Purchase Price and Assumption of Assumed Liabilities.

(a)    As full consideration for the sale, transfer, conveyance, assignment and delivery to Purchaser of the Purchased Assets by the Seller Entities, Purchaser shall (i) deliver to Seller (for the further payment to the Seller Entities) at the Closing a wire transfer(s) of immediately available funds in an amount equal to $100,000,000, plus the amount, if any, by which the Estimated Inventory is greater than the Closing Date Inventory Target, minus the amount, if any, by which the Closing Date Inventory Target is greater than the Estimated Inventory, in the aggregate (collectively, the “Estimated Purchase Price” and, subject to the adjustment set forth in Section 2.2, the “Purchase Price”) and (ii) assume at the Closing and subsequently, in due course in accordance with the terms applicable thereto, pay, perform and discharge the Assumed Liabilities. The Purchase Price shall be paid by wire transfers of immediately available funds to the wire transfer address of Seller as provided to Purchaser on or before the second (2nd) Business Day prior to the Closing Date.

(b)    Not less than two (2) Business Days prior to the anticipated Closing Date, Seller shall deliver to Purchaser a good-faith estimate, calculated in accordance with the Accounting Protocol, which shall set forth the estimated amount of Purchased Inventory of the Product Lines (the “Estimated Inventory”) with reasonably detailed supporting documentation, as of 11:59 p.m., Eastern time, on the Business Day immediately preceding the Closing Date and determined in accordance with the Accounting Protocol. Purchaser shall be entitled to review and provide comments to Seller on the calculations of the Estimated Inventory and the components thereof. Seller shall in good faith consider and discuss with Purchaser any comments that Purchaser makes on such calculations and may, if Seller, in its reasonable discretion, considers it appropriate in light of timing, facts and circumstances, re-issue the Estimated Inventory prior to the Closing, and any such re-issued Estimated Inventory shall serve as the basis for calculating the Estimated Purchase Price for purposes of Closing and the provisions of Section 2.2.

2.2    Purchase Price Adjustment; Procedures for Calculating and Paying the Purchase Price Adjustment.

(a)    Purchase Price Adjustment. After the Closing, the Purchase Price shall be adjusted by an amount (the “Purchase Price Adjustment”) determined in accordance with this Section 2.2.

(b)    Procedures for Calculating and Paying the Purchase Price Adjustment.

(i)    Calculation. As soon as practicable after the Closing Date but in no event later than the sixtieth (60th) day after the Closing Date, Purchaser shall prepare or cause to be prepared, and shall deliver to Seller, a calculation of the Purchased Inventory of the Product Lines (the “Closing Inventory”) as of the Closing (the “Closing Date Statement”) together with reasonably detailed supporting documentation. The Closing Date Statement shall be prepared in accordance with the Accounting Protocol. If Seller shall have any objections to the Closing Date Statement, including whether Purchaser has applied the Accounting Protocol in the preparation of the Closing Date Statement, Seller shall notify Purchaser in writing no later than thirty (30) days after receipt of the Closing Date Statement, setting forth with reasonable specificity its objections (the “Objections”). After the end of such thirty (30) day period, (i) Seller may not amend or introduce any additional Objections, and any item not so identified will be deemed agreed to by Seller and will be final and binding upon the parties and (ii) Seller and Purchaser shall endeavor in good faith, for a period not to exceed twenty-one (21) days from the date of delivery of such notice of Objections, to resolve the Objections.

(ii)    Dispute Resolution. If at the end of the twenty-one (21) day period there are any unresolved Objections, Seller and Purchaser shall submit their respective determinations and calculations and the items remaining in dispute for resolution (each a “Final Calculation Statement”) to one of PricewaterhouseCoopers LLP, Ernst & Young LLP, KPMG International Cooperative or Deloitte Touche Tohmatsu Limited, or their respective Affiliates, to be mutually agreed by Purchaser and Seller (the “Accounting Mediator”). The Accounting Mediator will promptly, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, review only those items and amounts specifically set forth and objected to in the Final Calculation Statements and resolve the dispute by assigning a value to such item that is neither greater than the greatest value for such item nor less than the lowest value for such item claimed in the Final Calculation Statement of either Seller or Purchaser. The scope of the disputes to be resolved by the Accounting Mediator shall be limited to (A) those matters that remain in dispute and that were included in the Final Calculation Statements, (B) whether, for each calculation of Inventory, such calculation was prepared in accordance with the Accounting Protocol, and (C) whether there were any errors in the Final Calculation Statements, and the Accounting Mediator is not to make any other determination (including the interpretation of any other provision of this Agreement). The fees and expenses of the Accounting Mediator will be shared equally by Seller and Purchaser, and the decision of the Accounting Mediator with respect to the items of the Final Calculation Statements submitted to it will be final, conclusive and binding on the parties. Each of the parties to this Agreement agrees to use its commercially reasonable efforts to cooperate with the Accounting Mediator and to cause the Accounting Mediator to resolve any dispute no later than thirty (30) Business Days after such dispute is submitted to the Accounting Mediator, including furnishing to each other and to the Accounting Mediator such work papers and other documents and information relating to the Objections as the Accounting Mediator may reasonably request and are available to that party (or its independent public accountants). For purposes of complying with this Section 2.2, Purchaser and Seller will be afforded the opportunity to present to the Accounting Mediator any material related to the Objections and to discuss the items with the Accounting Mediator.

(iii)    Amount. The Purchase Price Adjustment (which may be positive, negative or zero) shall be calculated as an amount equal to the Closing Inventory minus the Estimated Inventory. If the Purchase Price Adjustment as finally determined (whether by agreement of Purchaser and Seller, lapse of time or resolution of the Objections) is positive, Purchaser shall pay to Seller an amount equal to the Purchase Price Adjustment. If the Purchase Price Adjustment as finally determined is negative, Seller shall pay to Purchaser an amount equal to the absolute value of the Purchase Price Adjustment.

(iv)    Payment. Payment of the Purchase Price Adjustment, if any, shall be made by Purchaser or Seller, as the case may be, by wire transfer of immediately available funds to the wire transfer address of the other party not later than the fifth (5th) Business Day following the date on which the period for Objections has expired or, if any Objections are asserted, not later than the fifth (5th) Business Day following the date on which the procedures for resolution of the Objections in this Section 2.2 have been completed. The wire transfer address for such payment shall be designated by Purchaser or Seller, as the case may be, by notice to the other party on or before the second (2nd) Business Day prior to the date for payment set forth above.

2.3    Withholding Taxes. Purchaser or any of its designated Affiliates shall be entitled to deduct and withhold (without duplication) from the Purchase Price or other payments required to be made in accordance with this Agreement, such amounts as Purchaser is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax or Legal Requirement, as reasonably determined by Purchaser after reasonable consultation with Seller and after providing Seller with any supporting documentation reasonably requested by Seller. Each of Purchaser and Seller shall take all commercially reasonable actions necessary or advisable to reduce or eliminate all such required deduction and withholding.

ARTICLE 3

CLOSING AND CLOSING DELIVERIES

3.1    Closing; Time and Place. The closing of the Transactions (the “Closing”) shall occur at the offices of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), Four Times Square, New York, New York 10036 (or, if agreed by the parties, electronically through the exchange of documents), at 10:00 a.m., Eastern time, on the second (2nd) Business Day after the day on which all of the conditions to closing set forth in Article 8 are satisfied or waived (other than conditions that are intended to be satisfied at the Closing), or at such other date, time or place as the parties may agree (the “Closing Date”).

3.2    Deliveries by Seller Entities. At the Closing, Seller shall deliver, or shall undertake to procure that the Seller Subsidiaries deliver, to Purchaser, each of the following items, duly executed and delivered by the applicable Seller Entities:

(a)    General Assignment and Bill of Sale. General Assignment and Bill of Sale covering all of the applicable Purchased Assets, substantially in the form attached hereto as Exhibit B (the “General Assignment and Bill of Sale”);

(b)    Purchaser Assignment and Assumption Agreements. One or more Purchaser Assignment and Assumption Agreements between various Seller Entities and Purchaser enforceable in various jurisdictions covering the assignment to, and assumption by, Purchaser of the Assumed Liabilities, including specific foreign agreements, the Purchased Inventory and specified manufacturing assets, in forms to be mutually agreed upon by the parties (“Purchaser Assignment and Assumption Agreements”);

(c)    Intellectual Property Assignments. (i) A patent assignment (the “Patent Assignment”), substantially in the form of Exhibit C attached hereto, for all of the patents or Patent Rights listed on Schedule 4.6(a) and (ii) a trademark assignment (the “Trademark Assignment”), substantially in the form of Exhibit D attached hereto, for all of the Trademarks listed on Schedule 4.6(a);

(d)    Transition Services Agreement. A transition services agreement, substantially in the form attached hereto as Exhibit E (the “Transition Services Agreement”), obligating the Seller Entities and certain of their Affiliates to provide certain transition services to Purchaser and certain of its Affiliates after the Closing;

(e)    Contract Manufacturing Agreement. A contract manufacturing agreement, substantially in the form attached hereto as Exhibit F (the “Contract Manufacturing Agreement”) obligating Seller to supply Purchaser with certain products;

(f)    Distribution Agreement. A distribution agreement, substantially in the form attached hereto as Exhibit G (the “Distribution Agreement”) obligating Seller to distribute certain products on Purchaser’s behalf;

(g)    Patent and Know-How License Agreement. The patent and know-how license agreement, substantially in the form of Exhibit H (the “Patent and Know-How License Agreement”);

(h)    Books and Records. The Books and Records;

(i)    Certificate of Representations, Warranties and Covenants. A certificate executed on behalf of Seller by an executive officer of Seller, dated as of the Closing Date, certifying as to the matters in Section 8.1(a); and

(j)    FIRPTA Certificate. A certification conforming to the requirements of Treasury Regulation Section 1.1445-2(b)(2) with respect to the Seller Entities that are “United States persons” within the meaning of Section 7701 of the Code and applicable Treasury Regulations, dated as of the Closing Date, in form and substance reasonably acceptable to Purchaser.

3.3    Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller the following items, duly executed by Purchaser as applicable:

(a)    Wire Transfer. One or more wire transfers in the aggregate amount of the Estimated Purchase Price in immediately available funds in accordance with Section 2.1;General Assignment and Bill of Sale. The General Assignment and Bill of Sale;

(c)    Purchaser Assignment and Assumption Agreements. The Purchaser Assignment and Assumption Agreements;

(d)    Intellectual Property Assignments. The Patent Assignment and the Trademark Assignment;

(e)    Transition Services Agreement. The Transition Services Agreement;

(f)    Contract Manufacturing Agreement. The Contract Manufacturing Agreement;

(g)    Distribution Agreement. The Distribution Agreement;

(h)    Patent and Know-How License Agreement. The Patent and Know-How License Agreement;

(i)    Sublicense Agreement. A sublicense agreement, substantially in the form attached hereto as Exhibit I (the “Sublicense Agreement”), related to the sublicense to Seller for the Navarre VacuBag Drainage Bag of the patents and patent applications licensed pursuant to the Henry Jackson License Agreement; and

(j)    Certificate of Representations, Warranties and Covenants. A certificate executed on behalf of Purchaser by an executive officer of Purchaser, certifying as to the matters in Section 8.2(a).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth on Schedule 4 of the Project Rhodes Disclosure Schedule or the Project Corfu Disclosure Schedule (together, the “Seller Disclosure Schedule”) attached to this Agreement, Seller hereby represents and warrants to Purchaser as follows as of the date hereof and as of the Closing (except for those representations and warranties made as of a particular date, in which case Seller represents to Purchaser as follows as of such date):
4.1    Organization and Good Standing. (a) Each Seller Entity is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) each Seller Entity is duly qualified to conduct business and in good standing under the laws of each jurisdiction in which the operation of the Product Lines and assets (including the Purchased Assets) that such Seller Entity operates or owns requires such qualification, except for failures that do not have a Material Adverse Effect; and (c) each Seller Entity has full power and authority required to own, lease and operate its assets and to carry on the Product Lines that it operates as now being conducted.
4.2    Financial Information; No Undisclosed Liabilities
(a)    Schedule 4.2(a) hereto includes unaudited selected financial items from an income statement and unaudited selected asset information, in each case (i) as of, and for the six (6) months ended, June 30, 2017 for certain assets exclusively related to the final assembly and packaging of the Corfu Product Line (collectively, the “Corfu Financial Information”) and (ii) as of, and for the nine (9) months ended, June 30, 2017 for certain assets primarily used in the finished goods manufacturing of the Rhodes Product Line (together with the Corfu Financial Information, the “Financial Information”). The Financial Information (i) has been prepared from and in accordance with the Books and Records of the Seller Entities and (ii) has been maintained in accordance with the business and accounting practices and internal controls and policies of the Seller Entities. The Financial Information was prepared internally, has not been audited, is subject to normal year-end adjustments and lacks footnotes. The Financial Information fairly presents in all material respects the revenues and cost of goods sold with respect to the Products as of the dates and for the periods indicated therein. Otherwise, the Financial Information (x) includes information with respect to the Products as of the dates and for the periods indicated therein only with respect to the financial statement line items identified in Schedule 4.2(a) (and not other line items that would be required to be included in an income statement or balance sheet prepared in accordance with GAAP) and (y) does not include “Operating Expenses” line items identified in the Financial Information, such as costs allocated to the Products based on a percentage of the revenue of the operating segment of which the Products business unit is a part, and does not include allocations of corporate overhead expenses, including costs of information technology, legal, finance and accounting, human resources, regulatory and quality, tax or treasury functions, or other similar shared costs or allocations that would be attributable to the Products in an income statement prepared in accordance with GAAP.

(b)    Except (i) as set forth on Schedule 4.2(b), (ii) Liabilities reflected in the Financial Information, and (iii) Liabilities incurred by the Seller Entities or their Affiliates in the ordinary course of business since the date of the Financial Information and which are not, individually or in the aggregate, material to the Products, the Purchased Assets or the Product Lines, taken as a whole, none of the Seller Entities or any of their Affiliates have incurred any Liabilities arising out of or related to the Products, the Purchased Assets, the Product Lines or the exploitation of the Products or Product Lines (as conducted by the Seller Entities as of the date hereof) of any kind whatsoever, whether accrued, fixed, absolute, contingent, known, unknown, determined, determinable or otherwise (and whether due or become due) that do not solely constitute Excluded Liabilities.
4.3    Purchased Inventory. All of the items in the Purchased Inventory (i) are in all material respects of a quality and quantity saleable in the ordinary course of business and (ii) meet current industry standards and specifications, in all material respects.
4.4    Absence of Changes
(a)    Since December 31, 2016 through the date hereof (x) the Product Lines have been operated in the ordinary course of business and (y):
(i)    no Seller Entity or any of its Affiliates has made capital expenditures or entered into any commitment therefore with respect to the Product Lines in an amount greater than $150,000, except in the ordinary course of business;

(ii)    no Seller Entity or any of its Affiliates, with respect to the Product Lines, has mortgaged, pledged or subjected to any Encumbrance (other than Permitted Encumbrances) any of its assets (whether tangible or intangible) or properties with a fair market value in excess of $150,000 in the aggregate, except in the ordinary course of business;

(iii)    no Seller Entity or any of its Affiliates, with respect to the Product Lines, has incurred, assumed or guaranteed any indebtedness for borrowed money, except as would not constitute an Assumed Liability;

(iv)    no Seller Entity or any of its Affiliates, with respect to the Product Lines, has made any loan (or forgiven any loan to), or entered into any other transaction with, any of its current or former Representatives other than employment or consulting relationships in the ordinary course of business, except as would solely constitute an Excluded Liability;

(v)    no Seller Entity or any of its Affiliates, with respect to the Product Lines, has sold, assigned, transferred, conveyed, licensed, leased or otherwise disposed of or agreed to sell, assign, transfer, convey, license, lease or otherwise dispose of any material portion of its assets or properties, except for the sale of inventories in the ordinary course of business;

(vi)    no Seller Entity or any of its Affiliates, with respect to the Product Lines, has cancelled or compromised any material debt or material claim, or waived, compromised or released any material right, except with respect to any Excluded Asset or Excluded Liability;

(vii)    no Seller Entity or any of its Affiliates, with respect to the Product Lines, has entered into, accelerated, terminated, materially modified or cancelled any Material Contract or Governmental Approval, other than in the ordinary course of business; and

(viii)    no Seller Entity or any of its Affiliates, with respect to the Product Lines, has executed any Contract or letter of intent (whether or not binding) relating to any of the foregoing.

(b)    Since December 31, 2016, (x) no event, development or circumstance has occurred, or would be reasonably expected to occur, that has had a Material Adverse Effect and (y) no material damage, destruction, loss or casualty of or to any of the Purchased Assets has occurred.

4.5    Taxes

(a)    Except as set forth in Section 4.5(a) of the Seller Disclosure Schedule, all material Tax Returns in respect of or in relation to the Purchased Assets required to be filed have been timely filed (taking into account any extensions of time in which to file). All such Tax Returns are correct and complete in all material respects and all taxes shown as due on such Tax Returns have been timely paid.

(b)    Except as set forth in Section 4.5(b) of the Seller Disclosure Schedule, there is no pending material dispute, audit or claim regarding Taxes pending against any Seller Entity with respect to or in relation to any Purchased Asset claimed or raised by any Tax Authority in writing.

(c)    There are no outstanding Encumbrances for material Taxes other than Permitted Encumbrances on the Purchased Assets.

(d)    Notwithstanding any provisions of this Agreement to the contrary, the foregoing provisions of this Section 4.5 constitute the sole representations or warranties of the Seller Entities relating to Taxes. Nothing in the Agreement, including this Section 4.5, shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute (including methods of accounting).

4.6    Intellectual Property.

(a)    The Seller Entities solely own, and possess valid and legally enforceable rights in the Seller Intellectual Property to use, utilize and exploit as currently used, utilized and exploited, all Seller Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances), except as set forth on Schedule 4.6(a); provided, that the foregoing representation and warranty shall not be deemed to constitute a representation and warranty with respect to infringement, misappropriation, or violation of Intellectual Property of third parties (which is addressed below in this Section 4.6). Schedule 4.6(a) sets forth a correct and complete list of all Seller Registered Intellectual Property Rights assigned, transferred, and conveyed to Purchaser hereunder.

(b)    All of the Seller Registered Intellectual Property Rights are subsisting (other than those of the Patent Rights identified on Schedule 4.6(a) to have been expired, abandoned, or cancelled) and, to the knowledge of the Seller, valid and in full force and effect. Any and all renewal and maintenance fees, annuities or other fees payable to any Governmental Authority to maintain any of the Seller Registered Intellectual Property Rights as active and due prior to and on the date hereof have been paid in full to such Governmental Authority. Any and all filings, submissions and responses to any Governmental Authority necessary to maintain the Seller Registered Intellectual Property Rights has been timely made with such Governmental Authority. Other than as set forth on Schedule 4.6(a), to the knowledge of the Seller, as of the date hereof, no payments are owed, and no filings, submissions, or responses must be made, during the period of ninety (90) days following the Closing Date for any Seller Registered Intellectual Property Rights.

(c)    (i) Other than the Intellectual Property Rights licensed from another Person as set forth on Schedule 4.6(c) under the Contracts identified therein (the “Third Party Intellectual Property”), the Seller Entities do not use or exploit any Intellectual Property Rights of any other Person in connection with any Product Line, (ii) the Seller Entities have had the full right to use, utilize, and exploit any Third Party Intellectual Property to the extent that any Third Party Intellectual Property is or has been used, utilized, or exploited in connection with the development, design, making, use, offer, sell, service, importation, or exportation of any Product and (iii) the Seller Intellectual Property and the Third Party Intellectual Property constitute all of the material Intellectual Property Rights necessary for any use of any Product and the operation of the Product Lines; provided, that the foregoing representations and warranties shall not be deemed to constitute a representation and warranty with respect to infringement, misappropriation, or violation of Intellectual Property of third parties (which is addressed below in this Section 4.6).

(d)    To the knowledge of Seller, as of the date hereof, none of the Products, the use of any Product, or the operation of the Product Lines infringes, misappropriates, or otherwise violates any Intellectual Property Rights, and the Seller Entities have not received within four (4) years prior to the date hereof, notice of any allegation of any such infringement, misappropriation, or violation.

(e)    To Seller’s knowledge, as of the date hereof, no Person is, or during the four (4) years prior to the date hereof was, infringing, misappropriating, or otherwise violating any Seller Intellectual Property. None of the Seller Entities has in the four (4) years prior to the date hereof given notice to any third party, and no

Proceeding has been initiated, threatened in writing, or is pending as of the date hereof or in the four (4) years prior to the date hereof against any third party, asserting any infringement, misappropriation, or violation of any Seller Intellectual Property. Except as set forth in Schedule 4.6(e), as of the date hereof, the Seller Entities are not subject to any claim by any other Person seeking indemnification, defense or otherwise to be held harmless with respect to any Seller Intellectual Property.

(f)    To Seller’s knowledge, as of the date hereof, other than applications for, or ex parte prosecution with respect to, Patent Rights, Trademarks or other Intellectual Property Rights listed on Schedule 4.6(a), (i) there are no Proceedings before any Governmental Authority (including before the United States Patent and Trademark Office) anywhere in the world challenging any of the Seller Intellectual Property, and (ii) to Seller’s knowledge, no Proceeding has been initiated, threatened in writing, or is pending against any of the Seller Entities, and no notice by any Person has been received in the past four (4) years prior by any of the Seller Entities, that challenges the validity or enforceability of, or any ownership or right of any of the Seller Entities regarding, any Seller Intellectual Property.

(g)    Each employee or contractor of the Seller Entities involved in the invention, development, creation, reduction to practice, or discovery of any Seller Intellectual Property has signed and executed a valid and enforceable assignment irrevocably transferring or pursuant to operation of law has irrevocably transferred all rights, title, and interest of such employee or contractor in or to such Seller Intellectual Property to the Seller Entities. The Seller Entities have taken commercially reasonable measures to preserve and maintain the confidentiality of all Trade Secrets and other material confidential information of the Seller Entities included in the Purchased Assets that is confidential, secret, or subject to any disclosure limitation. The Seller Entities have taken commercially reasonable measures to preserve and maintain the confidentiality of all Trade Secrets and other confidential information of any other Person in the possession and control of the Seller Entities in connection with the Product Lines. No Trade Secrets and other material confidential information included in the Seller Intellectual Property was, to Seller’s knowledge, disclosed, provided, or made available by the Seller Entities to any Person other than under reasonable written confidentiality and non-disclosure agreements (or similar obligations by operation of law) or, for employees of the Seller Entities, a written employment agreement or binding policy including reasonable confidentiality and non-disclosure requirements (or similar obligations by operation of law).

(h)    The Seller Entities are in compliance in all material respects with all applicable Legal Requirements, and otherwise their posted privacy policies regarding the collection, receipt, use, privacy and protection of any information and data from customers or other Persons (including personally identifiable information and data) collected or otherwise obtained by the Seller Entities that are part of the Purchased Assets (the “Collected Information”). The Seller Entities have used commercially reasonable security measures and safeguards intended to detect and prevent any security breaches and to protect the Collected Information from illegal or unauthorized access, use or processing by its personnel or third parties, or access, use, or processing by its personnel or third parties in a manner in violation of, or inconsistent with applicable law and the applicable posted privacy policies of the Seller Entities. To the knowledge of Seller, as of the date hereof, no Person has gained unauthorized access to or made any unauthorized use or processing of any Collected Information in any material respect. Without limiting the foregoing, the Seller Entities have implemented and fully documented commercially reasonable information security, backup, disaster recovery, vendor management, support and maintenance and incident response controls, processes, safeguards and policies with respect to any company system on which any Collected Information was stored. As of the date hereof, no claims have been asserted or threatened in writing against the Seller Entities by any Person alleging any material violation of any individual’s privacy, personal or confidentiality rights related to any Collected Information.

4.7    Authority; Binding Nature of Agreements

(a)    Seller has all requisite corporate power and authority to execute and deliver this Agreement and to carry out the provisions of this Agreement. Each Seller Entity has all requisite corporate power and authority to execute and deliver the other Transaction Agreements to which such Seller Entity is a party and to carry out the provisions of the other Transaction Agreements to which such Seller Entity is a party.

(b)    The execution, delivery and performance by Seller of this Agreement have been duly and validly authorized and approved by all requisite corporate action on the part of Seller. The execution, delivery and performance by each Seller Entity of the other Transaction Agreements to which such Seller Entity is a party have been, or will be, duly and validly authorized and approved by all requisite corporate action on the part of such Seller Entity. The execution, delivery and performance by Seller of this Agreement and the other Transaction Agreements do not require the approval of the shareholders of Seller.

(c)    This Agreement has been duly and validly executed and delivered by Seller. Each of this Agreement and the other Transaction Agreements to which a Seller Entity is a party constitutes, or upon execution and delivery will (assuming due authorization, execution and delivery by Purchaser or its Affiliates, as applicable) constitute, the legal, valid and binding obligation of such Seller Entity, enforceable against such Seller Entity in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

4.8    No Conflicts; Required Consents. Neither the execution, delivery or performance of this Agreement nor any other Transaction Agreement by any Seller Entity nor the consummation of any of the Transactions will:

(a)    conflict with, violate, result in any breach of or constitute a default under (with or without notice or lapse of time) (i) any of the provisions of the organizational documents of such Seller Entity, or (ii) any provision of any Material Contract, or require a Consent under any Material Contract, other than, in the case of clause (ii), such conflicts, violations, breaches, defaults or failures to obtain Consent that, alone or in the aggregate, would not have a material adverse impact on the Purchased Assets, the Product Lines or the ability of any of the Seller Entities to timely consummate the Transactions;

(b)    other than with respect to the FTC Order and the Antitrust Laws, and except as, alone or in the aggregate, would not have a material adverse impact on the Purchased Assets, the Product Lines or the ability of any of the Seller Entities to timely consummate the Transactions, (i) give any Governmental Authority or other Person the right to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which such Seller Entity is bound or any of the Purchased Assets is subject (ii) violate or conflict with any provision of, or result in the breach of, any Legal Requirement applicable to Seller or require any Consent of any Person (other than pursuant to any Contract) or (iii) constitute a default under or give any Person the right to declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any Material Contract or otherwise result in the termination of a Material Contract;

(c)    result in the imposition or creation of any material Encumbrance (other than Permitted Encumbrances) upon or with respect to, or result in the material imposition of additional obligations or material loss of rights under, any Purchased Asset; or

(d)    other than with respect to the FTC Order and the EC, require such Seller Entity to make or deliver any material filing or material notice to a Governmental Authority, other than reporting under the U.S. Securities Exchange Act of 1934, as amended.

4.9    Material Contracts.

(a)    Schedule 4.9 sets forth an accurate, correct and complete list of any Contracts entered into by any Seller Entity that apply exclusively to the operation of the Product Lines and to which any of the descriptions set forth below apply (the Contracts required to be so listed, the “Material Contracts”):

(i)    any Contract for capital expenditures in excess of $150,000;

(ii)    any Contract with an agent, customer or distributor that resulted in sales of greater than (A) $500,000 of the Rhodes Products in the twelve (12) month period ended December 31, 2016 or (B) $250,000 of the Corfu Products in the twelve (12) month period ended December 31, 2016;

(iii)    any Contract with a vendor or supplier that resulted in payments by the Seller Entities of greater than (A) $150,000 with respect to the Rhodes Products in the twelve (12) month period ended December 31, 2016 or (B) $150,000 with respect to the Corfu Products in the twelve (12) month period ended December 31, 2016;

(iv)    any lease or other Contract under which a Seller Entity, with respect to the Product Lines, is a lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third party that requires rental payments in excess of $150,000 per annum;

(v)    any mortgage, indenture, security agreement, pledge, note, loan agreement or guarantee in respect of indebtedness for borrowed money or any agreement that creates an Encumbrance (other than a Permitted Encumbrance) on any Product, Product Line or Purchased Asset;

(vi)    any Contract containing covenants not to compete in any line of business or with any Person in any geographical area;

(vii)    any Contract that is a license of (A) material Seller Intellectual Property or (B) Third Party Intellectual Property (other than commercially available software or hardware licensed under general commercially available standard terms therefor or non-exclusive (or immaterial exclusive in-bound) licenses granted in the ordinary course having an aggregate value of no more than $150,000 per license);

(viii)    any Contract related to the acquisition of a business or the equity of, or joint venture with, any other Entity;

(ix)    any Contract for the joint development of any product;

(x)    any other Contract which provides for payment or performance by either party thereto having an aggregate value of $250,000 or more on an annual basis, other than any Contract with an agent or distributor that is not required to be disclosed pursuant to Section 4.9(a)(ii); and

(xi)    any proposed arrangement of a type that, if entered into, would be a Contract described in any of (i) through (x) above.

(b)    Seller has made available to Purchaser, or will make available to Purchaser prior to Closing, accurate, correct and complete copies of all Assigned Contracts (or written summaries of the material terms thereof, if not in writing).

(c)    Each Assigned Contract is valid and in full force and effect, is enforceable by a Seller Entity and, to Seller’s knowledge, represents the valid and binding obligation of the other party or parties thereto, in each case, enforceable in accordance with its terms, except where the failure to be valid and in full force and effect is not material to the operation of the Product Lines, taken as a whole, and subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity.

(d)    No Seller Entity is in material default or material breach, and no party has notified any Seller Entity that it is in material default or material breach under any Assigned Contract. No event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (i) result in a material violation or material breach of any Assigned Contract or (ii) give any Person the right to accelerate the maturity or performance of any Assigned Contract, or to cancel, terminate or modify any Assigned Contract.

4.10    Insurance. Certain insurance policies currently in force will cease to provide coverage for the Purchased Assets effective upon Closing. There are no insurance policies or fidelity bonds that are part of the Purchased Assets or which will continue to provide insurance for the Purchased Assets subsequent to the Closing Date.

4.11    Compliance with Laws. Except with respect to Legal Requirements related to Taxes, Intellectual Property Rights, Trade Control Laws or Anti-Corruption Laws, which shall be governed exclusively by Sections 4.5 (with respect to Taxes), 4.6 (with respect to Intellectual Property Rights), 4.16 (with respect to Trade Control Laws) and 4.17 (with respect to Anti-Corruption Laws), since June 30, 2014, each Seller Entity, with respect to the Product Lines has complied with each Legal Requirement and Order that is applicable to it in connection with any of its properties, assets, operations or business, except for those failures to comply that have not had, and reasonably would not be expected to have, a Material Adverse Effect. Since June 30, 2014, no Seller Entity, with respect to the Product Lines, has received any written notice from any third party that such Seller Entity is or may be in material violation of, or has failed to comply in any material respect with, any Legal Requirement or Order. There is no material investigation or action pending, or to Seller’s knowledge threatened in writing, by any Governmental Authority against any Seller Entity with respect to the Purchased Assets, the Product Lines or the Assumed Liabilities.

4.12    Governmental Approvals; Product Liability.

(a)    Within the last three (3) years prior to the date of this Agreement, (i) neither Seller nor any of the Seller Subsidiaries has initiated any material recall, corrective action, market withdrawal or replacement, stock recovery, safety alert or other field action relating to any Products (and to the knowledge of Seller none are threatened in writing or pending) and (ii) no report of any material safety issue or material defect or malfunction involving any Product has been filed or is required to have been filed with any Regulatory Authority under any United States or foreign Legal Requirement. There are no pending, and within the last thirty-six (36) months prior to the date of this Agreement, there have not been any, actions, claims or, to the knowledge of Seller, written threats thereof related to product liability involving any Products, and no such actions, claims or written threats have been settled, adjudicated or otherwise disposed of within the thirty-six (36) months prior to the date of this Agreement.

(b)    As of the date hereof, there are no citations, decisions, adjudications or statements, in each case issued in writing, by any Regulatory Authority, and neither Seller nor any of the Seller Subsidiaries is subject to any Order, asserting that any Product is defective or unsafe in any material respect, resulting from design defects or otherwise, or fails in any material respect to meet any standards promulgated by any rule or regulation promulgated by any Regulatory Authority. Seller has no knowledge of any fact or condition related to any Product that would be reasonably expected to impose upon any Seller Entity a duty to conduct a Recall with regard to any Product or material Liabilities for returns or other product liability claims with respect to any Product, including from any material design defect. The Seller Entities, with respect to the Product Lines, (i) have obtained all applicable Governmental Approvals required by any Regulatory Authority to manufacture, market, store, distribute and sell the Products and otherwise to operate the Product Lines in material compliance with applicable Legal Requirements and (ii) have made all material filings with, and given all material notifications to, all Regulatory Authorities as required by all applicable Legal Requirements, and all such filings and notifications were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). All Governmental Approvals with respect to the Products that are necessary to the operation of the Product Lines as of the date hereof are set forth in Schedule 4.12(b) and remain valid and in full force and effect.

(c)    There is no Proceeding pending or, to the knowledge of Seller, threatened in writing that could result in the suspension, termination, revocation, cancellation, material limitation or material impairment of any Governmental Approval, filing or notification identified in Schedule 1.1(e), or of any currently conducted Product research, development, testing, manufacturing, marketing, distribution or sales activities.

(d)    The Seller Entities have made available to Purchaser accurate and complete copies of all of the Governmental Approvals, filings and notifications identified in Schedule 1.1(e) (which includes all Governmental Approvals, filings and notifications held by the Seller Entities), including all renewals thereof and all amendments thereto.

(e)    The Seller Entities, and, to the knowledge of Seller, any officer, employee or agent of the Seller Entities, have not been excluded or threatened with exclusion from participation in any federal health care program or convicted of any crime or engaged in any conduct for which a person reasonably could be subject to exclusion from participation in any federal healthcare program under Section 1128 of the Social Security Act.

4.13    Proceedings and Orders.

(a)    There is no material Proceeding pending or, to the knowledge of Seller, threatened in writing against any Seller Entity or any of their Affiliates with respect to the Product Lines. To Seller’s knowledge, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

(b)    None of the Seller Entities’ (with respect to the Product Lines) properties, assets, operations or businesses, or any of the Purchased Assets or Assumed Liabilities, is subject to any Order or any proposed Order, the effect of which is or would be material to the Product Lines, taken as a whole.

(c)    As of the date hereof, there are no Proceedings pending or, to the knowledge of Seller, threatened in writing relating to the Product Lines, the Purchased Assets or the Assumed Liabilities, which have had, or could reasonably be expected to have, a Material Adverse Effect.

4.14    Title, Condition and Sufficiency of Assets.

(a)    The Seller Entities are the sole and exclusive owners of, and have good and valid title to, all Purchased Assets (other than with respect to Intellectual Property Rights (which is addressed in Section 4.6)), free and clear of all Encumbrances, except for Permitted Encumbrances.

(b)    Each piece of machinery and equipment included in the Purchased Assets has no material defects, is in good operating condition and repair (taking into account ordinary wear and tear), is adequate and suitable in all material respects for its use in connection with the operation of the Product Lines.

(c)    The Purchased Assets used in the operation of the Rhodes Product Line and the Purchased Assets used in the operation of the Corfu Product Line, in each case, together with (i) the administrative, back-office and professional services from accounting, audit, compliance, customs, legal, treasury, finance, tax, human resources, payroll, benefits, information technology, maintenance, insurance, logistics, marketing, sales, supply chain, customer service/allocation or other administrative groups, in each case that are currently provided by the Seller Entities, any of their Affiliates or any third party to the Product Lines as well as to the Seller Entities or one or more of their Affiliates generally, (ii) the services from any employees of the Seller Entities or their Affiliates, (iii) any Contracts as to which a Consent is required in connection with the consummation of the Transactions but not obtained (provided that, for the avoidance of doubt, this clause (iii) shall not affect each party’s rights and obligations pursuant to Section 1.4 and Section 6.5), (iv) the services to be provided by the Seller Entities and their Affiliates to Purchaser and its Affiliates pursuant to this Agreement, the Transition Services Agreement, the Contract Manufacturing Agreement and the other agreements contemplated hereby, and (v) any real property used in the operation of the Product Lines, constitute all of the assets that are necessary and sufficient to operate the respective Product Lines immediately following the Closing in all material respects as operated on the date hereof by the respective Seller Entities and their respective Affiliates. In the event of any inaccuracy in this Section 4.14(c) due to a good faith omission by Seller of an asset, such inaccuracy shall be deemed cured if Seller promptly causes such asset (or the benefits and burdens of such asset) to be transferred to Purchaser at no additional cost or expense to Purchaser.

4.15    Brokers. Other than with respect to fees or commissions that will be borne solely by the Seller Entities and do not constitute Assumed Liabilities, no Seller Entity has retained any broker or finder or incurred any Liabilities for any brokerage fees, commissions or finders fees with respect to this Agreement or the Transactions and no broker, finder, investment banker or other Person is entitled to any fees or commissions in connection with the Transactions.

4.16    Trade Control Laws. No Seller Entity, with respect to the Product Lines, nor any of their respective officers, directors or employees, nor to Seller’s knowledge any Representative of any Seller Entity, with respect to the Product Lines, is currently, or has been since October 1, 2012: (a) a Sanctioned Person, (b) organized or resident in a Sanctioned Country, (c) engaged in any dealings or transactions, directly or indirectly, with any Sanctioned Person or in or with any Sanctioned Country, or (d) otherwise in violation of applicable Sanctions Laws, Export-Import Laws, or the anti-boycott laws administered by the United States Department of Commerce, the United States Customs and Border Protection and the United States Department of Treasury’s Office of Foreign Assets Control (collectively, “Trade Control Laws”) that, individually or in the aggregate, would have or be reasonably expected to have, a Material Adverse Effect. Since October 1, 2012, all exports, re-exports, imports and transfers by Seller Entities, with respect to the Product Lines, have been made in material compliance with Export-Import Laws. Since October 1, 2012, no Seller Entity, with respect to the Product Lines, has received from any Governmental Authority or, to Seller’s knowledge, any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit, in each case concerning any actual or potential violation of any Trade Control Laws.

4.17    Anti-Corruption Laws. No Seller Entity (with respect to the Product Lines) or any of their respective directors, officers or employees, nor to Seller’s knowledge, any agent or other third party representative acting on behalf of any Seller Entity (with respect to the Product Lines), (a) has made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or anything of value, directly or indirectly, to any Governmental Authority or other Person in violation of any applicable Anti-Corruption Laws, (b) otherwise violated any applicable Anti-Corruption Laws, or (c) engaged in off-label, false or misleading promotion, advertising or marketing of medical devices. Since June 30, 2012, no Seller Entity (with respect to the Product Lines) has received from any Governmental Authority or, to Seller’s knowledge, any other Person, any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit, in each case concerning any actual or potential violation of any Trade Control Laws or Anti-Corruption Laws.

4.18    Customers and Suppliers. Schedule 4.18(a) sets forth a list of the top ten (10) customers of the Rhodes Product Line (with the names of the customers redacted) and the top ten (10) customers of the Corfu Product Line (with the names of the customers redacted), each by dollar value of sales to such customers for the fiscal year ended December 31, 2016. Schedule 4.18(b) sets forth a list of the top ten (10) suppliers of the Rhodes Product Line and the top ten (10) suppliers of the Corfu Product Line, each by dollar value of net purchases from such suppliers, for the fiscal year ended December 31, 2016. No Seller Entity has received any written notice or, to Seller’s knowledge, oral notice (i) from any of the customers listed on Schedule 4.18(a) that any such customer intends to stop, materially decrease the rate of, or materially change the payment or price terms with respect to, buying products from either of the Product Lines, or (ii) from any of the suppliers listed on Schedule 4.18(b) that any such supplier intends to stop, materially decrease the rate of, or materially change the payment or price terms with respect to, supplying products or services to either of the Product Lines.

4.19    Product Warranties. To Seller’s knowledge, each Product sold by any of the Seller Entities prior to the date of this Agreement (collectively, the “Specified Products”), at the time of such sale, was in conformity with all warranties made by the Seller Entities or any of their Affiliates with respect to such Specified Product. To Seller’s knowledge, none of the Seller Entities has provided any warranty in respect of any Specified Products other than as may be set forth in any of the Assigned Contracts.

4.20    No Other Representations. Purchaser acknowledges that no Seller Entity has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as contained in the Transaction Agreements, and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in the Transaction Agreements.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to Seller as follows:
5.1    Organization and Good Standing. Purchaser (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) is duly qualified to conduct business under the laws of each jurisdiction in which the nature of its business, the operation of its assets or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified has not had a Purchaser Material Adverse Effect; and (c) has full power and authority required to carry on its business as now being conducted.
5.2    Authority; Binding Nature of Agreements
(a)    Purchaser has all requisite corporate and other power and authority to execute and deliver this Agreement and all other Transaction Agreements to which it is a party and to carry out the provisions of this Agreement and the other Transaction Agreements.
(b)    The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Agreements have been duly and validly authorized and approved by all requisite action on the part of Purchaser. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Agreements do not require the approval of the shareholders of Purchaser.
(c)    This Agreement has been duly and validly executed and delivered by Purchaser. Each of this Agreement and the other Transaction Agreements to which Purchaser is a party constitutes, or upon execution and delivery will (assuming due authorization, execution and delivery by the Seller Entities, as applicable) constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.
5.3    No Conflicts; Required Consents. Neither the execution, delivery or performance of this Agreement nor any other Transaction Agreement by Purchaser will:
(a)    conflict with, violate, result in any breach of or constitute a default under (i) any of the provisions of the organizational documents of Purchaser; (ii) any resolution or corporate action of Purchaser; (iii) any of the terms or requirements of any Governmental Approval held by Purchaser or that otherwise relates to the Transactions; or (iv) any provision of any Contract binding upon Purchaser, other than such conflicts, violations, breaches or defaults that, alone or in the aggregate, would not have a Purchaser Material Adverse Effect;
(b)    other than with respect to Antitrust Laws and except as, alone or in the aggregate, would not have a Purchaser Material Adverse Effect, (i) give any Governmental Authority or other Person the right to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Purchaser or any of its assets is bound (ii) violate or conflict with any provision of, or result in the breach of, any Legal Requirement applicable to Purchaser or (iii)

constitute a default under or give any Person the right to declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any Contract binding upon Purchaser; or
(c)    other than with respect to the FTC Order and the EC, require Purchaser to make or deliver any material filing or material notice to a Governmental Authority, other than reporting under the U.S. Securities Exchange Act of 1934, as amended.
5.4    Sufficient Funds. Purchaser has as of the date of this Agreement and, at the time of the Closing shall have, unrestricted cash on hand or committed existing lines of credit to provide, in the aggregate, sufficient funds to enable Purchaser to consummate the Transactions and to satisfy its obligations hereunder, including the payment of the Purchase Price and fees and expenses relating to the Transactions and the other Transaction Agreements on the terms and subject to the conditions hereunder and thereunder. Purchaser acknowledges and agrees that its obligations hereunder are not subject to any conditions regarding Purchaser’s or any other purchaser’s ability to obtain financing for the consummation of the Transactions.
5.5    Proceedings and Orders.
(a)    There is no Proceeding pending or, to the knowledge of Purchaser, threatened in writing against Purchaser that has had a Purchaser Material Adverse Effect.
(b)    Purchaser is not subject to any Order or any proposed Order that has had a Purchaser Material Adverse Effect.
5.6    Brokers. Purchaser has not retained any broker or finder or incurred any Liabilities for any brokerage fees, commissions or finder’s fees with respect to this Agreement or the Transactions for which Seller or any of its Affiliates is liable.
5.7    Condition of the Product Lines. Purchaser and its representatives and agents have made all inspections and investigations of the Product Lines and the Purchased Assets deemed necessary by Purchaser. Purchaser is purchasing the Purchased Assets based on the results of its inspections and investigations and on the representations and warranties of the Seller Entities set forth in this Agreement or in the other Transaction Agreements. In light of these inspections and investigations and the representations and warranties made to Purchaser by Seller in the Transaction Agreements, Purchaser is relinquishing any right to any claim based on any representations and warranties other than those specifically included in this Agreement, the other Transaction Agreements and the certificates and other documents delivered pursuant hereto and thereto. Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller set forth in this Agreement and of the Seller Entities in the Transaction Agreements and the certificates and other documents delivered pursuant hereto and thereto. Purchaser acknowledges and agrees that, upon Closing, the Seller Entities shall sell and convey to Purchaser and Purchaser shall accept the Purchased Assets “as is, where is, with all faults,” except to the extent expressly provided otherwise in this Agreement and the certificates and other documents delivered pursuant hereto and thereto. All warranties of merchantability and fitness for any particular purpose, and all other warranties arising under the Uniform Commercial Code (or similar foreign Legal Requirements), are hereby waived by Purchaser, except to the extent expressly provided otherwise in this Agreement, the other Transaction Agreements and the certificates and other documents delivered pursuant hereto and thereto. Purchaser further represents that none of the Seller Entities, any of their respective Affiliates or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding any Seller Entity, the Product Lines, the Products, the Purchased Assets or the Assumed Liabilities not expressly set forth in this Agreement, the other Transaction Agreements or the certificates or other documents delivered pursuant hereto or thereto, and none of the Seller Entities, any of their respective Affiliates or any other Person will have or be subject to any Liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives, or Purchaser’s use of, any such information, including any confidential materials provided on behalf of any Seller Entity relating to the Product Lines or any other document or information provided to Purchaser or its representatives in connection with the sale of the Product Lines except as expressly set forth in this Agreement or any other Transaction Agreement.
ARTICLE 6

PRE-CLOSING COVENANTS

6.1    Conduct of the Product Lines Prior to Closing

(a)    Except as contemplated in this Agreement or with the written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to its terms, Seller shall, and shall cause its Affiliates to, in each case with respect to the Rhodes Product Line:

(i)    operate the Rhodes Product Line in all material respects in the ordinary course of business in a manner that is consistent with past practices and applicable Legal Requirements; and

(ii)    refrain from taking any action which if taken after December 31, 2016, but prior to the date hereof, would have been required to be disclosed on Schedule 4.4.

(b)    Except as contemplated in this Agreement or with the written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to its terms, Seller shall, in each case with respect to the Corfu Product Line and subject to applicable Legal Requirement and in accordance with the Bard Merger Agreement, use commercially reasonable efforts to cause Bard and its Affiliates to:

(i)    operate the Corfu Product Line in all material respects in the ordinary course of business in a manner that is consistent with past practices and applicable Legal Requirements; and

(ii)    refrain from taking any action which if taken after December 31, 2016, but prior to the date hereof, would have been required to be disclosed on Schedule 4.4.

6.2    Access to Information

(a)    From the date of this Agreement until the Closing, Seller shall, and shall cause its Affiliates to, (i) permit Purchaser and its Representatives to have reasonable access, in a manner so as not to interfere with the normal business operations of the Rhodes Product Line, to all premises, properties, books, records (including Tax records) contracts and documents to the extent related to the Rhodes Product Line, (ii) reasonably cooperate with Purchaser and its Representatives at the reasonable discretion of, and under the supervision of, Seller or its Representatives, to obtain access to Persons having business relationships with respect to the Rhodes Product Line, including suppliers, licensees, customers and distributors, and (iii) furnish Purchaser with all financial, operating and other data and information related exclusively to the Rhodes Product Line (including copies thereof) as Purchaser may reasonably request; provided, however, that Seller shall not be required to permit any inspection or other access, or to disclose any information that, in the reasonable judgment of Seller, would: (A) result in the disclosure of any Trade Secrets material to the business of Seller or its Affiliates, (B) violate any obligation of Seller or its Affiliates with respect to confidentiality entered into prior to the date of this Agreement, (C) violate or result in the loss or material impairment of any information subject to the attorney-client privilege or the attorney work product doctrine or (D) violate any Legal Requirement. Purchaser agrees that it shall not undertake any environmental testing in connection with the access provided in this Section 6.2(a).

(b)    From the date of this Agreement until the Closing, Seller shall, pursuant to the Bard Merger Agreement, use commercially reasonable efforts to cause Bard and its Affiliates to, (i) permit or arrange for Purchaser and its Representatives to have reasonable access, in a manner so as not to interfere with the normal business operations of the Corfu Product Line, to all premises, properties, books, records (including Tax records) contracts and documents to the extent related to the Corfu Product Line, (ii) reasonably cooperate with Purchaser and its Representatives at the reasonable discretion of, and under the supervision of, Bard or its Representatives, to obtain access to Persons having business relationships with respect to the Corfu Product Line, including suppliers, licensees, customers and distributors, and (iii) furnish Purchaser with all financial, operating and other data and information related exclusively to the Corfu Product Line (including copies thereof) as Purchaser may reasonably request; provided, however, that Seller shall not be required to request that Bard permit any inspection or other access, or to disclose any information that in the reasonable judgment of Bard would: (A) result in the disclosure of any Trade Secrets material to the business of Seller or its Affiliates, (B) violate any obligation of Bard or its Affiliates with respect to confidentiality entered into prior to the date of this Agreement, (C) violate or result in the loss or material impairment of any information subject to the attorney-client privilege or the attorney work product doctrine, or (D) violate any Legal Requirement. Purchaser agrees that it shall not undertake any environmental testing in connection with the access provided in this Section 6.2(b).

6.3    Commercially Reasonable Efforts. Subject to Sections 6.4 and 6.5, from the date of this Agreement until the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates, and Seller shall, pursuant to the Bard Merger Agreement, use commercially reasonable efforts to cause Bard and its Affiliates to, use commercially reasonable efforts to cause to be fulfilled and satisfied all of the conditions to Closing set forth in Article 8.

6.4    Governmental Review

(a)    Subject to the terms and conditions of this Agreement (but notwithstanding Section 6.3), each of the parties hereto shall cooperate with the other parties hereto and use (and shall cause their respective Affiliates, and, pursuant to the Bard Merger Agreement, Seller shall take any and all actions set forth therein to cause Bard and its Affiliates to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing set forth in Section 8.3 to be satisfied as promptly as practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents under applicable Antitrust Laws and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary under the FTC Order and required under applicable Antitrust Laws to consummate the Transactions (an “Approval”).

(b)    Purchaser understands that Purchaser, and this Agreement, are subject to the prior approval of the FTC, the EC and any other Governmental Authority and that Seller is entering into this Agreement to obtain FTC approval for the FTC Order and to satisfy the requirements of the EC’s and any other Governmental Authority’s conditional approval in connection with the Merger pursuant to the Bard Merger Agreement. Purchaser, as promptly as practicable after the date hereof (to the extent Purchaser has not already completed the following activities), will (i) prepare and furnish all necessary information and documents reasonably requested by the FTC, the EC, and any other Governmental Authority, (ii) use reasonable best efforts to demonstrate to the FTC and any other Governmental Authority that Purchaser is an acceptable purchaser of the Purchased Assets and that Purchaser will be able to compete effectively using the Purchased Assets along with its own assets, and (iii) reasonably cooperate with Seller in obtaining all FTC approvals, EC approvals and any other Governmental Approvals. Nothing in this Agreement shall prevent Seller from complying with the FTC Order, the EC Commitments or the EC Decision and Seller shall not be considered in breach of this Agreement for taking actions to comply with the FTC Order, the EC Commitments or the EC Decision. Seller shall control strategy and communications with the FTC, the EC and any other Governmental Authorities, and accordingly, to the extent not prohibited by Legal Requirements, the FTC, the EC or any other Governmental Authorities, Purchaser shall not communicate with or make submissions to the FTC, the EC or any other Governmental Authorities without the simultaneous attendance or prior written consent of Seller. Purchaser shall promptly notify Seller of any communication Purchaser or its Affiliates receive from any Governmental Authority relating to the transactions that are the subject of this Agreement and permit Seller to review in advance any proposed communication by or on behalf of Purchaser or any of its Affiliates to any Governmental Authority, unless the staff of such Governmental Authority requires otherwise.

(c)    Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions under Antitrust Laws and in connection with any investigation or other inquiry by or before a Governmental Authority relating to Antitrust Laws and (ii) keep the other parties hereto informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the FTC, the EC or any other Governmental Authority. Subject to applicable Legal Requirements relating to the exchange of information and any applicable joint defense agreement, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties hereto and their respective Affiliates, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Transactions related to Antitrust Laws; provided, that Seller shall not be entitled to review or have access to Purchaser’s business plan or Purchaser’s other competitively sensitive information. Notwithstanding anything to the contrary in this Section 6.4(c), Purchaser or any of its Affiliates shall be able to consult with the FTC, the EC or any other Governmental Authorities pursuant to Legal Requirements or otherwise if the staff of such Governmental Authority requests direct communication with or submissions from Purchaser or any of its Affiliates without prior written consent of, notification to or attendance of Seller.

(d)    In furtherance and not in limitation of the covenants of Purchaser contained in this Section 6.4, Purchaser shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority with respect to Antitrust Laws in any jurisdiction in which approvals, consents, registrations, permits, authorizations and other confirmations are required under applicable Antitrust Laws to consummate the Transactions. Without limiting any other provision hereof, but subject to Section 6.4(e), Purchaser shall take any and all actions necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the consummation of the Transactions to occur as soon as reasonably possible (and in any event no later than the Drop-Dead Date).

(e)    Notwithstanding anything to the contrary in this Section 6.4, Seller shall not be obligated to, and the use of reasonable best efforts by Seller shall in no event require Seller or any of its Affiliates to, (i) take, or cause to be taken, any actions or do, or cause to be done, or assist and cooperate in the doing of, anything that Seller in its reasonable discretion determines would contravene any covenant or agreement set forth in the Bard Merger Agreement or (ii) expand in any material way the nature or scope of the Product Lines or Purchased Assets or otherwise include within the Purchased Assets any Excluded Assets. Notwithstanding anything to the contrary in this Section 6.4, Purchaser shall not be obligated to, and the use of reasonable best efforts by Purchaser shall in no event require Purchaser or any of its Affiliates to (x) pay a higher Purchase Price than the Purchase Price set forth in this Agreement (as it may be adjusted pursuant to the terms of this Agreement), (y) enter into any settlement, agreement, or other arrangement with any Governmental Authority or other third party in connection with this Agreement or the Transactions, including any settlement, agreement, or other arrangement to divest, license, or hold or maintain separate assets or properties, if such action would (1) be reasonably expected to, individually or in the aggregate, have a material adverse effect on the business, assets and liabilities (contingent or otherwise), taken together, or financial condition of either Purchaser, taken as a whole, or the Product Lines and Purchased Assets, taken as a whole or (2) require Purchaser or its Affiliates to divest or sell Purchaser’s assets or properties that (I) do not relate to either (A) home drainage catheters or (B) soft tissue biopsy and (II) are material to Purchaser after giving effect to the Transactions.

6.5    Consents. Without limiting the provisions of Section 6.4, on or prior to the Closing Date, Seller shall use its commercially reasonable efforts to obtain, and agrees to take all commercially reasonable actions that Purchaser reasonably requests in order to assist Purchaser in obtaining, all Consents and make and deliver all filings and notices listed on Schedule 6.5(a), and Purchaser shall use reasonable best efforts to obtain, and agrees to take all reasonable actions that Seller reasonably requests in order to assist Seller in obtaining all Consents and make and deliver all filings and notices listed on Schedule 6.5(b).

6.6    Notification. Until the Closing, Seller will give prompt notice to Purchaser once Seller is aware of any of the following: (a) the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which would be reasonably expected to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Closing, (b) any failure to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by Seller under this Agreement and (c) the failure of any condition precedent to Purchaser’s obligations under this Agreement. No notification pursuant to this Section 6.6 will be deemed to amend or supplement the Seller Disclosure Schedule, prevent or cure any misrepresentation, breach of warranty or breach of covenant, or limit or otherwise affect any rights or remedies available to Purchaser; provided, that no failure by Seller to comply in all material respects with the provisions of this Section 6.6 with respect to any untrue or inaccurate representation or warranty shall result in the failure of the condition set forth in clause (iv) of Section 8.1(a) to be satisfied.

6.7    Unredacted Disclosure Schedules. Seller agrees to provide to Purchaser, a reasonable time prior to Closing but no later than five (5) days prior to Closing, an updated copy of the Seller Disclosure Schedule with all names and other information that is redacted in the Seller Disclosure Schedule delivered as of the date hereof fully unredacted.

ARTICLE 7

POST-CLOSING COVENANTS

7.1    Cooperation.. After the Closing, upon the reasonable request of Purchaser, Seller shall, and shall cause each Seller Entity and its and their respective Affiliates to, use commercially reasonable efforts to (i) execute and deliver any and all further materials, documents and instruments of conveyance, transfer or assignment as may be reasonably requested by Purchaser to effect, record or verify the transfer to, and vesting in Purchaser of, such Seller Entity’s right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), in accordance with the terms of this Agreement, (ii) cooperate with Purchaser, at Purchaser’s expense, to enforce the terms of any Assigned Contracts, including terms relating to confidentiality and Intellectual Property Rights, and to transfer all Governmental Approvals (to the extent transferable) to Purchaser, and (iii) cooperate with reasonable requests from Purchaser to ensure an orderly transfer of customer relationships involving the Product Lines to Purchaser. After the Closing, Seller shall, and shall cause each Seller Entity and its and their respective Affiliates to, promptly deliver to Purchaser (w) any mail, packages, orders, inquiries and other communications addressed to such Seller Entity and relating to the Product Lines and (x) any property that such Seller Entity receives and that properly belongs to Purchaser or any of its Affiliates. After the Closing, Purchaser shall, and shall cause its Affiliates to, promptly deliver to Seller (y) any mail, packages, orders, inquiries and other communications addressed to a Seller Entity or any of its Affiliates and relating to a business of a Seller Entity or its Affiliates other than the Product Lines and (z) any property that Purchaser or such Affiliate receives and that properly belongs to a Seller Entity or any of its Affiliates. The provisions of this Section 7.1 are not intended to, and shall not be deemed to, constitute an authorization by a party to permit another party to accept service of process on its behalf, and no party is or shall be deemed to be the agent of another party for service of process purposes. After the Closing, Seller shall, and shall cause each Seller Entity and its and their respective Affiliates to, promptly deliver to Purchaser redacted copies of any design history files that relate partially, but not exclusively, to the Products.

7.2    Return of Assets; Transfer of Purchased Assets

(a)    In the event that any Excluded Asset or Excluded Liability is discovered by Purchaser or any of its Affiliates or identified to Purchaser in writing by Seller at any time after the Closing Date, possession or ownership of which or responsibility for which previously has been transferred to, or assumed by, Purchaser or any of its Affiliates in connection with the Transactions (i) Purchaser shall return or transfer and convey or assign (without further consideration) to the appropriate Seller Entity, and Seller shall cause such Seller Entity to accept or assume, as applicable, such Excluded Asset or Excluded Liability; (ii) Seller shall cause the appropriate Seller Entity to assume (without further consideration) any Liabilities associated with such Excluded Assets or Excluded Liabilities; and (iii) Purchaser shall, and Seller shall cause the appropriate Seller Entity to, execute such documents or instruments of conveyance or assumption and take such further acts which are reasonably necessary or desirable to effect the transfer or assignment of such Excluded Asset or Excluded Liability back to, or assumption of such Excluded Liability by, such Seller Entity.

(b)    In the event that any Purchased Asset or Assumed Liability is discovered by the Seller Entities or any of their Affiliates or identified to Seller in writing by Purchaser at any time after the Closing Date, possession or ownership of which has not been transferred to, or assumed by, either Purchaser or its Affiliates at such time, the Seller Entities shall promptly take such steps as may be required to transfer or assign, or cause to be transferred or assigned, such Purchased Assets or Assumed Liabilities to Purchaser, subject to Section 1.3 and otherwise in accordance with the terms of this Agreement, at no additional charge to Purchaser or its Affiliates, and Purchaser or its Affiliates shall accept such Purchased Assets or assume such Assumed Liabilities, as the case may be.

7.3    Records and Documents. For a period of three (3) years after the Closing, at the other party’s request, each party shall provide the other party and its Representatives with access to and the right to make copies of those records and documents related to the Product Lines (possession of which is retained by a Seller Entity or transferred to Purchaser as applicable), as may be necessary in connection with any third party litigation, the preparation of financial statements, any accounting or Tax purposes, or the conduct of any audit or investigation by a Governmental Authority (excluding claims under this Agreement in which case the parties shall comply with Article 9 and Article 11, as applicable, instead of this Section 7.3); provided, however, that no party shall be required to violate any obligation of confidentiality to which such party or any of its Affiliates is subject or to waive any privilege which any of them may possess in discharging its obligations pursuant to this Section 7.3; provided, further, however, that in any such case, each party shall, and shall cause its Affiliates and Representatives to, reasonably cooperate with the requesting party to implement alternative arrangements to permit the access contemplated hereby. Thereafter, if it is proposed to destroy or dispose of any of such books and records, to offer first in writing at least ninety (90) days prior to such proposed destruction or disposition to surrender them to the other party at such other party’s sole cost and expense. The foregoing will not require any party to permit any inspection, or to disclose any information, that in its reasonable judgment, upon the advice of outside counsel, constitutes a Trade Secret or is reasonably likely to result in the waiver of any attorney-client privilege. If at any time after the Closing, any Seller Entity becomes aware that it or any of its Affiliates has in its or their possession any Books and Records, Seller shall promptly forward such Books and Records to Purchaser. If, following the Closing, Purchaser contacts any Seller Entity to inquire as to whether any specific Books and Records are in the possession of Sellers or their Affiliates, such Seller Entity and Seller will use their good faith reasonable efforts to determine whether such Books and Records are in its possession or the possession of any of their Affiliates and, to the extent such Seller Entity or Seller locate any such Books and Records, Seller will promptly forward such Books and Records to Purchaser.

7.4    Bulk Sales Waiver. Purchaser hereby waives compliance by each Seller Entity with any applicable bulk sales Legal Requirements in connection with the Transactions; provided, however, that the foregoing acknowledgment and waiver shall not be deemed to limit, waive, or otherwise modify the representations and warranties of Seller set forth in Article 4.

7.5    Confidentiality

(a)    Purchaser acknowledges and agrees for the benefit of the Seller Entities that, without limitation to any other rights or obligations under the Confidentiality Agreement, all Confidential Information disclosed in connection with Purchaser’s due diligence investigation of the Product Lines, the Purchased Assets and the evaluation of the Transactions, including pursuant to Section 6.2, shall be treated as and remain confidential in accordance with the terms of the Confidentiality Agreement from the date of this Agreement until the Closing Date, collectively as “Evaluation Material” (as defined in the Confidentiality Agreement) at which point the Confidentiality Agreement shall terminate without any further action on the part of any party thereto.

(b)    Except as required by law or administrative process and except for information which is now or hereafter becomes public other than as a result of a breach of this Section 7.5, without limitation to any other rights or obligations under the Confidentiality Agreement, for a period of three (3) years after the Closing Date, Seller shall not, and shall cause the Seller Entities not to, disclose to any other Person any Confidential Information to the extent used in or relating to the Product Lines, the Purchased Assets, Purchaser or Purchaser’s business, whether in written, oral or other form; provided that nothing in this Section 7.5 shall in any way limit the disclosure of any such information to the Representatives of any Seller Entities in order to assist the Seller Entities with respect to (i) the conduct of the Seller Entities’ businesses other than the Product Lines to the extent related to the co-ownership of any Confidential Information that relates to the Product Lines and the Purchased Assets, on the one hand, and any of the Seller Entities’ or any of their Affiliates’ other businesses, on the other hand, and (ii) the Transactions and the Transaction Agreements.

(c)    After the Closing, (i) Seller will request the return or destruction pursuant to the Transaction Confidentiality Agreements of all confidential information delivered to the counterparties to the Transaction Confidentiality Agreements and their respective Representatives and (ii) Seller agrees to, and to cause each Seller Subsidiary and each of its and their applicable Affiliates to, use its commercially reasonable efforts to enforce its rights under any such Transaction Confidentiality Agreement for the benefit of Purchaser, as Purchaser reasonably requests and at the sole cost and expense of Purchaser.

7.6    Assumption of Regulatory Obligations Relating to Governmental Approvals
. In furtherance of and not in limitation of the assumption of the Assumed Liabilities, from the Closing Date, and except as provided otherwise in any Transaction Agreement, Purchaser shall be solely responsible for obtaining and maintaining all Governmental Approvals regarding the Product Lines, as well as all ongoing regulatory compliance relating thereto (including the reporting of adverse events).
7.7    Accounts Receivable. The parties hereto acknowledge and agree that all Accounts Receivable shall remain the property of the Seller Entities and their Affiliates and Seller shall, and shall cause the other Seller Entities and its and their Affiliates to, collect such Accounts Receivable following the Closing consistent with the normal practice of the Seller Entities and their Affiliates. If, after the Closing, Seller (or any of its Affiliates), on the one hand, or Purchaser (or any of its Affiliates), on the other hand, receives any funds properly belonging to the other party in accordance with the terms of this Agreement, the receiving party will promptly so advise such other party, will promptly, and in any event no later than twenty (20) Business Days after receipt, deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other party.
7.8    Product Recalls. Subject to the terms of the Transaction Agreements, from and after the Closing Date, Purchaser shall have the sole right to conduct all voluntary and involuntary recalls, corrections, market withdrawals, stock recoveries and other field actions (“Recalls”) of Products (whether Products were sold prior to or after Closing), including Recalls required by any Governmental Authority and voluntary Recalls of Products. To the extent that one or more units of Product sold by the Seller Entities or their Affiliates prior to the Closing Date are subject to a Recall, any Damages or other Liabilities arising with respect to or related to any Recall with respect to such units of Product sold by Seller Entities or their Affiliates prior to the Closing Date shall be Excluded Liabilities. Without limitation of, and subject to, Purchaser’s rights under the Contract Manufacturing Agreement, any Damages or other Liabilities arising with respect to or related to any Recall of any units of Product sold on or after the Closing Date (including Products purchased under the Contract Manufacturing Agreement) shall be Assumed Liabilities. Upon the reasonable request of Purchaser, Seller shall use reasonable best efforts to cooperate and assist, and shall cause the other Seller Entities and its and their respective Affiliates to use reasonable best efforts to cooperate and assist, Purchaser in implementing and effecting a Recall with respect to Products.
7.9    Transitional Trademark Rights. It is expressly agreed that Purchaser, as of Closing, does not have under this Agreement any right, title or interest (whether express or implied) in, to or under the Seller Transitional Trademarks. Notwithstanding the foregoing, Purchaser will have a limited right to utilize the Seller Transitional Trademarks following the Closing solely in the manner and solely for the administration of the Product Lines as conducted immediately prior to the Closing Date, until the later of (i) on a country-by-country basis, until the number of days after the Closing Date that is set forth on Schedule 7.9 next to the respective country or (ii) solely with respect to use on Purchased Inventory or Products (as defined in the Contract Manufacturing Agreement) manufactured under the Contract Manufacturing Agreement, the date that such Purchased Inventory or Product (as defined in the Contract Manufacturing Agreement) is sold (the “Transitional Trademark End Date”). Following the Transitional Trademark End Date, Purchaser shall destroy, or remove, strike over, cover over or otherwise eliminate all Seller Transitional Trademarks from all materials displaying the Seller Transitional Trademarks in its possession in the respective country, and shall cease using the Seller Transitional Trademarks and any Trademark confusingly similar thereto. Purchaser shall indemnify and hold harmless Seller Entities and their Affiliates from and against any and all Damages arising from Purchaser’s use of the Seller Transitional Trademarks.
7.10    Production of Witnesses and Individuals; Privilege Matters
(a)    From and after the Closing, Seller, on the one hand, and Purchaser, on the other hand, shall use commercially reasonable efforts to make available to each other, upon reasonable written request, their (and their Affiliates’) respective Representatives for fact finding, consultation and interviews and as witnesses to the extent that any such Person may be reasonably required in connection with any Proceedings in which the requesting party may from time to time be involved relating to the conduct of the Product Lines prior to or after the Closing. Access to such Persons shall be granted during normal business hours at a location and in a manner reasonably calculated to minimize disruption to such Persons or the Product Lines. Seller and Purchaser agree to reimburse each other for documented and reasonable out-of-pocket expenses, including documented and reasonable attorneys’ fees, but excluding officers’ or other employees’ salaries, incurred by the other in connection with providing Representatives to the other party pursuant to this Section 7.10(a).
(b)    From and after the Closing, except to the extent required by Legal Requirement or Governmental Authority, no party shall intentionally disclose to any third party, and no party shall permit any of its respective Affiliates to intentionally disclose to any third party, any documents or other information that, if disclosed, would cause a waiver of any privilege that can be asserted under any Legal Requirement by the other party (i) if such waiver could be reasonably expected to have an adverse effect on the other party or any of its Affiliates, (ii) with respect to (A) the Product Lines, the Purchased Assets, the Assumed Liabilities, the Excluded Assets or the Excluded Liabilities or (B) the process relating to the sale of the Product Lines.
7.11    Customer Inquiries. After the Closing, Seller shall promptly notify Purchaser of each inquiry that Seller or any of its Affiliates receives relating to the Products or the Product Lines from an existing customer of a Product or Product Line or any other Person that states its desire to explore a commercial relationship related to Products.
ARTICLE 8
CONDITIONS TO CLOSING

8.1    Conditions to Purchaser’s Obligation to Close. The obligations of Purchaser to consummate the Transactions shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Purchaser in writing:

(a)    Representations, Warranties and Covenants. (i) The representations and warranties of Seller in Section 4.4(b) shall be true and correct in all respects as of the Closing; (ii) the representations and warranties of Seller in Sections 4.1, 4.14(a), 4.14(c) and 4.15 (collectively, the “Seller’s Fundamental Representations”) shall be true and correct in all material respects as of the Closing; (iii) the representations and warranties of Seller in this Agreement (other than as set forth in clauses (i) and (ii)) shall be true and correct in all respects as of the Closing (or, to the extent such representations and warranties speak as of a specific date or time, they shall be true in all respects as of such date or time), without giving effect to any materiality or “Material Adverse Effect” qualifications contained therein, except for such inaccuracies under such representations and warranties that, individually or in the aggregate with all such other breaches or inaccuracies, have not resulted in, and would not result in, a Material Adverse Effect; and (iv) as of the Closing, Seller shall have performed or complied with, in all material respects, all covenants and obligations in this Agreement required to be performed or complied with by Seller on or prior to the Closing.

(b)    Documents. Seller shall have delivered, or caused to have been delivered, to Purchaser all of the documents, certificates and agreements set forth in Section 3.2.

8.2    Conditions to Seller’s Obligation to Close. The obligations of the Seller Entities to consummate the Transactions shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller in writing:

(a)    Representations, Warranties and Covenants. (i) The representations and warranties of Purchaser in this Agreement shall be true and correct in all respects as of the Closing Date (or, to the extent such representations and warranties speak as of a specific date or time, they shall be true in all respects as of such date or time), without giving effect to any materiality or “Purchaser Material Adverse Effect” qualifications contained therein, except for such inaccuracies under such representations and warranties that, individually or in the aggregate with all such other breaches or inaccuracies, have not resulted in, and would not result in, a Purchaser Material Adverse Effect and (ii) Purchaser shall have performed or complied with, in all material respects, all covenants and obligations in this Agreement required to be performed or complied with by Purchaser on or prior to the Closing.

(b)    Deliveries. Purchaser shall have delivered to Seller all of the documents and agreements set forth in Section 3.3.

(c)    Henry Jackson Consent. Seller shall have received a Consent from The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc. permitting the entry by Seller and Purchaser into the Sublicense Agreement.

8.3    Conditions to Obligations of Each Party to Close. The respective obligations of each party to this Agreement to consummate the Transactions shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, which may be waived by mutual consent of Seller and Purchaser, in writing; provided, that Seller may not waive the conditions in Section 8.3(b)(i)(A) or Section 8.3(b)(i)(B):

(a)    No Legal Impediments to Closing. There shall not be in effect any Order issued by any Governmental Authority preventing the consummation of the Transactions. There shall not be any Legal Requirement restraining, enjoining or prohibiting Seller from selling the Product Lines or the Purchased Assets or that has the effect of making this Agreement or the consummation of the Transactions illegal.

(b)    Regulatory Approvals. (i) All approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary under applicable Antitrust Laws to consummate the Transactions, as set forth in Section 6.4, shall have been obtained, waived or made, as applicable, and the respective waiting periods (including any extension thereof) shall have expired or been terminated, including (A) the FTC shall have accepted for public comment an Agreement Containing Consent Order that includes a proposed Decision and Order that, if issued as a final order, would require Seller to divest the Product Lines to Purchaser as an FTC-approved acquirer and (B) the EC and, if applicable, the Governmental Authorities set forth in the Bard Merger Agreement, shall have approved the Purchaser as an acceptable acquirer of the Product Lines pursuant to (1) the EC Commitments and adopted by the EC in the EC Decision, and, if applicable, (2) the corresponding measures of the Governmental Authorities set forth in the Bard Merger Agreement and (ii) approval of this Agreement, the Transactions and Purchaser as the purchaser of the Purchased Assets and Assumed Liabilities shall have been received from Governmental Authorities set forth in the Bard Merger Agreement for all clearances required to consummate the transactions contemplated by the Bard Merger Agreement conditioned upon the divestiture of the Purchased Assets.

(c)    Bard Closing. The Lambda Closing shall have been consummated in accordance with the Bard Merger Agreement.

ARTICLE 9

TAX MATTERS

9.1    Purchase Price Allocation.

(a)    No later than ninety (90) days after the date hereof, Seller shall provide Purchaser with an allocation of the Purchase Price (plus the Assumed Liabilities and any other Liabilities deemed assumed by Purchaser for United States federal income Tax purposes) among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Purchase Price Allocation”).  If Purchaser provides no comments with respect to the Purchase Price Allocation by written notice to Seller within thirty (30) days after receipt by Purchaser of the Purchase Price Allocation, then the Purchase Price Allocation shall be deemed final, binding and conclusive for all purposes of this Agreement and with respect to any Tax filings made in connection with the actions and transactions contemplated by this Agreement.  If Purchaser provides any comments with respect to the Purchase Price Allocation by written notice to Seller within thirty (30) days after receipt by Purchaser of the Purchase Price Allocation, and sets forth in such written notice the disputed item or items and the basis for its objection in reasonable detail, then Seller and Purchaser shall negotiate in good faith to resolve any such dispute for a period of fifteen (15) days thereafter.  If, within fifteen (15) days of Seller’s receipt of a valid written notice of objection to the Purchase Price Allocation, Purchaser and Seller have not reached an agreement regarding the disputed item or items specified in such written notice, Purchaser and Seller shall submit (at the expiration of such fifteen (15) day period) all disputed items for resolution to an Accounting Mediator.  The Accounting Mediator shall deliver to Purchaser and Seller a written determination of any disputed item within twenty (20) days of submission of the dispute to the Accounting Mediator, which determination shall be final, binding and conclusive on the parties hereto.  The fees and expenses of the Accounting Mediator will be shared equally by Seller and Purchaser.

(b)    Each of Seller and Purchaser shall be responsible for fifty percent (50%) of all Transfer Taxes incurred in connection with this Agreement and the other Transactions. The applicable Transfer Taxes shall be paid when due by the party that is required by applicable Law to pay such Transfer Taxes. All Tax Returns and other documentation with respect to all Transfer Taxes shall be prepared and timely filed by the party primarily responsible for such filing under applicable Law, and such party shall provide a copy of such Tax Return to the other party promptly after it has been timely filed. Seller and Purchaser shall cooperate in filing all necessary documents (including all Tax Returns and any claim for exemption or exclusion from the application or imposition of any Transfer Taxes) with respect to all such Transfer Taxes in a timely manner.

(c)    For the avoidance of doubt, all sums payable by Purchaser under or pursuant to this Agreement are exclusive of VAT (if any). Accordingly, where any Taxable supply for VAT purposes is made under or in connection with this Agreement by a Seller Entity, Purchaser shall, in addition to any payment required for that supply, pay to the Seller Entity such VAT as is chargeable in respect of the supply at the same time as payment is due or in any other case when demanded by the Seller Entity. Where Purchaser belongs to a different member state of the European Union from the relevant Seller Entity for the purposes of the supply in respect of which the payment is made, Purchaser shall provide to the relevant Seller Entity prior to the due date for payment or the raising of any invoice (whichever is the earlier) details of the payer’s own VAT registration number. The relevant Seller Entity shall provide Purchaser with a valid VAT invoice in respect of any payment of VAT. If any payment in respect of VAT to a Seller Entity is made under this Agreement in circumstances where VAT was not properly chargeable, then, where the Seller Entity has accounted for such VAT to the relevant Governmental Authority, the Seller Entities’ obligation to repay any amount to Purchaser shall be limited to such amount as the Seller Entities’ are entitled to recover (by way of credit, repayment or otherwise) from the relevant Governmental Authority in respect of the VAT wrongly paid.

(d)    Purchaser shall promptly notify Seller in writing upon receipt by Purchaser or any of its Affiliates of notice of any pending or threatened Tax audits, examinations or assessments which may materially affect the amount of any Tax which is, in whole or in part, an Excluded Liability. Notwithstanding anything to the contrary in Section 11.4, the Seller Entities shall have the sole right to control the contest and resolution of any Tax audit, examination, assessment or other administrative or court proceeding (each and any of the foregoing, a “Tax Contest”) relating to (i) any income Tax matter relating to the Seller Entities or any of their Affiliates or (ii) any Tax which is, in whole or in part, an Excluded Liability, and in each case to employ counsel of its choice at its expense, provided that, if the resolution of such Tax Contest could be reasonably expected to increase the Tax liability of, or reduce any Tax benefit available to, Purchaser or any of its Affiliates for any Post-Closing Tax Period, Sellers shall not settle, discharge, compromise, or otherwise dispose of such Tax Contest without obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. Neither Purchaser nor any of its Affiliates may settle any Tax Claim relating, in whole or in part, to any Tax which is an Excluded Liability without the prior written consent of Seller, which consent may be withheld in the sole discretion of Seller.

(e)    After the Closing, each of Purchaser and the Seller Entities shall furnish, and cause their respective Affiliates to furnish, to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets as is reasonably necessary for the preparation or filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by or dispute with any Tax Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Each of Purchaser and the Seller Entities shall provide, or cause their respective Affiliates to provide, timely notice to each other in writing of any pending or threatened Tax audit, examination, assessment or other administrative or court proceeding with respect to the Purchased Assets for any Taxable period for which the other party may have Liability under this Agreement. Each of Purchaser and Seller shall, or shall cause their respective Affiliates to, furnish to each other copies of all correspondence received from any Tax Authority in connection with any Tax audit or information request with respect to any Taxable period for which the other party or its Affiliates may have Liability under this Agreement.

(f)    Purchaser and Seller agree, upon the reasonable request of the other party, to use commercially reasonable efforts to obtain any certificate or other document from each other, any Governmental Authority or any other Person (including applicable “sale or resale” certificates) as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the Transactions.

ARTICLE 10

TERMINATION

10.1    Circumstances for Termination.

At any time prior to the Closing, this Agreement may be terminated by written notice explaining the reason for such termination:

(a)    by the mutual written consent of Purchaser and Seller;

(b)    by either Purchaser or Seller, if (i) the non-terminating party is in material breach of this Agreement and such breach shall not have been cured within thirty (30) days of receipt by such party of written notice from the terminating party of such breach and (ii) the terminating party is not, on the date of termination, in material breach of this Agreement;

(c)    by Seller, if Seller reasonably determines in good faith and based on correspondence, discussions, or communications by either party with the FTC, the EC, or any other Governmental Authority and after consultation with Purchaser that (i) FTC staff, the EC, or any other relevant Governmental Authority will not recommend approval of Purchaser as the purchaser of the Purchased Assets hereunder thereby limiting the ability of the parties to obtain any approvals, consents, registrations, permits, authorizations and other confirmations identified in Section 8.3(b), (ii) this Agreement or any Transaction Agreement must be amended beyond those parameters to which Seller and Purchaser have agreed in order to receive approval from the FTC, the EC, or any other Governmental Authority under Section 8.3(b) or (iii) this Agreement, any Transaction Agreement or the transactions contemplated hereby and thereby are not acceptable to the FTC, the EC, or any other Governmental Authority as required under Section 8.3(b), and despite the parties’ compliance with their respective obligations as set forth herein, negotiations with the FTC, the EC or any other Governmental Authority as required under Section 8.3(b) have terminated without a mutually acceptable resolution;

(d)    by either Seller or Purchaser, if (i) the Closing has not occurred on or prior to April 23, 2018 (the “Drop-Dead Date”) for any reason and (ii) the party seeking to terminate this Agreement hereunder has not caused (including through a misrepresentation, any action or inaction) such failure to close; or

(e)    by either Seller or Purchaser if any Governmental Authority has issued a final, non-appealable Order (other than a temporary restraining order), or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions.

10.2    Effect of Termination.

(a)    If this Agreement is terminated in accordance with Section 10.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in this Article 10 (Termination) and Sections 7.5 (Confidentiality), 12.1 (Expenses), 12.6 (Governing Law) and 12.7 (Jurisdiction; Waiver of Jury Trial); provided, however, that nothing herein shall relieve any party from liability resulting from any willful and material breach of this Agreement. For purposes of this Section 10.2, a “willful and material breach of this Agreement” shall mean a deliberate action or omission (including a failure to cure circumstances) where the breaching party knows such action or omission is or would be reasonably expected to result in, or intends such action or omission to be or reasonably expects such action or omission to, result in a breach of this Agreement.

(b)    Seller shall reimburse the reasonable and documented out-of-pocket costs and expenses incurred by Purchaser in connection with the transactions contemplated hereby if this Agreement is terminated pursuant to Section 10.1(a) because the Bard Merger Agreement has been terminated; provided, however, Seller shall not reimburse Purchaser for any costs in excess of $2,000,000.

ARTICLE 11

INDEMNIFICATION

11.1    Indemnification by Seller. Subject to the limitations set forth in this Article 11, from and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its officers, directors, agents, employees and Affiliates (collectively, the “Purchaser Indemnified Persons”) from and against any and all Damages, including documented and reasonable attorneys’ fees (collectively, “Purchaser Damages”), arising out of, relating to or resulting from (a) any breach of or inaccuracy in a representation or warranty of any Seller Entity contained in this Agreement; (b) any breach of a covenant of a Seller Entity contained in this Agreement; or (c) any Excluded Liability.

11.2    Indemnification by Purchaser. Subject to the limitations set forth in this Article 11, from and after the Closing, Purchaser shall indemnify, defend and hold harmless the Seller Entities and their respective officers, directors, agents, employees and Affiliates (collectively, the “Seller Indemnified Persons”) from and against any and all Damages, including documented and reasonable attorneys’ fees (collectively, “Seller Damages”), arising out of, relating to or resulting from (a) any breach of or inaccuracy in a representation or warranty of Purchaser contained in this Agreement; (b) any breach of a covenant of Purchaser contained in this Agreement; (c) any Assumed Liability; or (d) any liability for Taxes resulting from transactions or actions taken by Purchaser or any of its Affiliates.

11.3    Time for Claims. No claim may be made or suit instituted seeking indemnification pursuant to Sections 11.1(a) or 11.2(a) unless a written notice describing such claim in reasonable detail in light of the circumstances then known to the Indemnitee is provided to the Indemnitor prior to the eighteen (18) month anniversary of the Closing Date; provided, however, that (i) claims may be made with respect to the representations and warranties relating to Taxes set forth in Section 4.5 (Taxes) until thirty (30) days after expiration of the applicable statutes of limitations relating to such Taxes, (ii) claims may be made with respect to the Seller’s Fundamental Representations, the Seller’s representations and warranties set forth in Section 4.6(a) and the Purchaser’s representations and warranties in Sections 5.1, 5.2 and 5.6 (collectively, the “Purchaser’s Fundamental Representations”) at any time after Closing.

11.4    Procedures for Indemnification.

(a)    Promptly after receipt by a party entitled to indemnification under Sections 11.1 or 11.2 or any other provision of this Agreement (the “Indemnitee”) of written notice of the assertion or the commencement of any Proceeding with respect to any matter referred to in Sections 11.1 or 11.2 or in any other applicable provision of this Agreement, the Indemnitee shall give written notice describing such claim or Proceeding in reasonable detail in light of the circumstances then known to the Indemnitee to the party obligated to indemnify the Indemnitee (the “Indemnitor”), and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to keep the Indemnitor reasonably informed as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby. If any Proceeding shall be commenced against any Indemnitee by a third party, the Indemnitor shall be entitled to participate in such Proceeding and assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, at the Indemnitor’s sole expense; provided, however, that the Indemnitor shall not have the right to assume or control the defense of any Proceeding if at any time (i) the Indemnitee shall have one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnitor, and, in the reasonable opinion of the Indemnitee, counsel for the Indemnitor could not adequately represent the interests of the Indemnitee because such interests could be in conflict with those of the Indemnitor; (ii) such litigation is reasonably likely to have a material adverse effect on any other matter beyond the scope or limits of the indemnification obligation of the Indemnitor; (iii) the claim involves any criminal proceeding against an Indemnitee, (iv) the claim seeks an injunction, equitable relief or other non-monetary relief against any Indemnitee, (v) where the Indemnitor’s indemnification obligation with respect to such Proceeding is limited by the Seller’s Indemnification Cap or the Purchaser’s Indemnification Cap, as applicable, the amount of Damages alleged in such Proceeding is in excess of the amount then remaining under the Seller’s Indemnification Cap or the Purchaser’s Indemnification Cap, as applicable, at the time the Indemnitee gives the Indemnitor notice of such Proceeding, after taking into account the sum of (A) all Damages previously recovered by the Indemnitee hereunder and counted against the Seller’s Indemnification Cap or the Purchaser’s Indemnification Cap, as applicable, plus (B) all Damages specified in any then-unresolved claims made by the Indemnitee pursuant to this Article 11 which, if paid pursuant to this Article 11, would be counted against the Seller’s Indemnification Cap or the Purchaser’s Indemnification Cap, as applicable, or (vi) the Indemnitor shall not have assumed the defense of the Proceeding in a timely fashion (but in any event within thirty (30) days of notice of such Proceeding) or, based on the reasonable advice of outside counsel to the Indemnitee, the Indemnitor is failing to use diligent, reasonable and good faith efforts to defend such Proceeding.

(b)    If the Indemnitor shall assume the defense of any Proceeding, the Indemnitee shall be entitled to participate in any Proceeding at its expense, and the Indemnitor shall not settle such Proceeding unless (i) the settlement shall include as an unconditional term thereof the giving by the claimant or the plaintiff of a full and unconditional release of the Indemnitee from all liability with respect to the matters that are subject to such Proceeding, the settlement does not contain any sanction or restriction upon the conduct of any business by the Indemnitee or its Affiliates and the settlement does not include any admission of wrongdoing or misconduct by any Indemnitee or its Affiliate, or (ii) the settlement otherwise shall have been approved by the Indemnitee, such approval not to be unreasonably withheld or delayed. The Indemnitor shall afford the Indemnitee the opportunity to participate in, through counsel chosen by the Indemnitee, but not control, any defense or settlement of any Proceeding controlled by the Indemnitor pursuant to Section 11.4(a).

(c)    If the Indemnitor fails to notify the Indemnitee within thirty (30) days after receipt of notice of such Proceeding pursuant to Section 11.4(a) that the Indemnitor elects to assume the defense of the Proceeding, or to the extent that the Indemnitor elects not to assume the defense or is not entitled to assume or control the defense in accordance with this Section 11.4, then the Indemnitee shall have the right to assume and control the defense of the Proceeding and shall be reimbursed for its documented and reasonable costs and expenses (including any documented and reasonable attorneys’ fees) incurred in connection therewith. In such event, the Indemnitee shall have full control of such defense; provided, however, that the Indemnitee may not settle such Proceeding, if indemnification is to be sought hereunder, without the Indemnitor’s approval, such approval not to be unreasonably withheld, conditioned or delayed.

11.5    Limitations on Indemnification.
(a)    Notwithstanding anything herein to the contrary, Seller shall not be obligated to indemnify any Purchaser Indemnified Person under Section 11.1(a): (i) unless the aggregate of all Purchaser Damages exceeds $1,000,000 (the “Seller’s Indemnification Deductible”), in which case the Purchaser Indemnified Persons shall be entitled to recover all Purchaser Damages only to the extent such Purchaser Damages exceed Seller’s Indemnification Deductible or (ii) to the extent that the aggregate of all Purchaser Damages exceeds $10,000,000 (the “Seller’s Indemnification Cap”); provided, however, that the Seller’s Indemnification Cap and Seller’s Indemnification Deductible shall not apply to nor count towards any Seller indemnification obligation (A) arising out of, relating to or resulting from Fraud by any Seller Entity or arising out of, relating to or resulting under Section 11.1(b) or (c), or (B) arising out of, relating to or resulting from a breach of or inaccuracy in any of Seller’s Fundamental Representations or the Seller’s representations and warranties set forth in Section 4.5 and Section 4.6(a). Notwithstanding anything herein to the contrary, Seller shall not be obligated to indemnify any Purchaser Indemnified Person under this Article 11 with respect to Purchaser Damages to the extent that the aggregate of all Purchaser

Damages exceeds the Purchase Price.

(b)    Notwithstanding anything herein to the contrary, Purchaser shall not be obligated to indemnify any Seller Indemnified Person under Section 11.2(a): (i) unless the aggregate of all Seller Damages exceeds $1,000,000 (the “Purchaser’s Indemnification Deductible”), in which case Seller Indemnified Persons shall be entitled to recover all Seller Damages only to the extent such Seller Damages exceed the Purchaser’s Indemnification Deductible or (ii) to the extent that the aggregate of all Seller Damages exceeds $10,000,000 (the “Purchaser’s Indemnification Cap”): provided, however, that the Purchaser’s Indemnification Cap and the Purchaser’s Indemnification Deductible shall not apply to nor count towards any Purchaser indemnification obligation (A) arising out of, relating to or resulting from Fraud by Purchaser or arising out of, relating to or resulting under Section 11.2(b) or (c), or (B) arising out of, relating to or resulting from a breach of or inaccuracy in any of Purchaser’s Fundamental Representations. Notwithstanding anything herein to the contrary, Purchaser shall not be obligated to indemnify any Seller Indemnified Person under this Article 11 with respect to Seller Damages to the extent that the aggregate of all Seller Damages exceeds the Purchase Price.

(c)    The amount of any Purchaser Damages or Seller Damages shall be net of any Tax benefit reasonably expected to be realized by the Indemnitee (or its Affiliates) arising from the incurrence or payment of any such Purchaser Damages or Seller Damages or any correlative adjustments resulting from such Purchaser Damages or Seller Damages.

(d)    Without prejudice to any obligations arising under a Legal Requirement, each party shall, and shall cause its respective Affiliates to, take all reasonable steps to mitigate any Damage upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Damage.

(e)    Notwithstanding any provision herein to the contrary, neither party shall be entitled to recover the amount of any Damages to the extent the amount of such Damages was included in the calculation of the Purchase Price or the Purchase Price Adjustment contemplated by Article 2.

(f)    Notwithstanding anything in this Agreement to the contrary, any breach of warranty or inaccuracy of any representation or nonfulfillment, nonperformance or other breach of any covenant or agreement, and the amount of any Damages associated therewith, shall be determined without regard for any materiality, Material Adverse Effect or similar qualification.

(g)    Notwithstanding any provision herein to the contrary, neither party shall be entitled to claims of breach or indemnification pursuant to this Agreement (including any breach or inaccuracy of the representations and warranties contained in this Agreement) more than once with respect to the same breach.

(h)    LIMITATION OF LIABILITY, DISCLAIMER OF CONSEQUENTIAL DAMAGES. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND EXCEPT AS AWARDED TO A THIRD PARTY, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS OR OTHER SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, ARISING FROM THE PERFORMANCE OF, OR RELATING TO, THIS AGREEMENT REGARDLESS OF WHETHER SUCH PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF, OR THE FORESEEABILITY OF, SUCH DAMAGES.

11.6    Third Party Contributors and Payment of Indemnifiable Damages.

(a)    The amount of any and all Damages for which indemnification is provided pursuant to this Article 11 shall be net of any amounts actually received by the Indemnitee with respect to such Damages (i) under insurance policies after giving effect to any deductible, retention or equivalent loss rated premium adjustment and any costs or expenses incurred in recovering such insurance proceeds and (ii) otherwise from any third party (including any Tax Authority) after giving effect to any deductible, retention or equivalent loss rated premium adjustment and any costs or expenses incurred in recovering such insurance proceeds. The Indemnitee shall use its commercially reasonable efforts to (x) maintain insurance policies on terms and in amounts reasonable for a business operating in the Indemnitee’s industry and (y) recover under any applicable insurance policies for any Damages prior to seeking indemnification under this Agreement; provided, however, that nothing herein shall require any Indemnitee to commence or threaten to commence any Proceeding in connection with such commercially reasonable efforts.

(b)    The amount of indemnification payments to which an Indemnitee shall be entitled under this Article 11 shall be made within five (5) Business Days after the date: (a) the amount of such payments are determined by written agreement between the Indemnitee and the Indemnitor; or (b) both such amount and the Indemnitor’s obligation to pay such amount have been determined by a final Order of any court of competent jurisdiction. The Order of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. Any indemnification of the Purchaser Indemnified Persons pursuant to this Article 11 shall be effected by wire transfer of immediately available funds from Seller to an account designated by Purchaser, and any indemnification of the Seller Indemnified Persons pursuant to this Article 11 shall be effected by wire transfer of immediately available funds from Purchaser to an account designated by Seller.

11.7    Remedies Exclusive.    With the exception of the rights of the parties under Section 12.15 and any claims of Fraud which are proven and upon which a judgment entered in the involved proceeding shall be expressly based, the Seller Entities and Purchaser expressly agree that from and after the Closing the provisions of this Article 11 shall be the sole and exclusive remedy for all claims of breach or indemnification pursuant to this Agreement; provided, however, that the foregoing shall not limit any rights or remedies and for all claims pursuant to the other Transaction Agreements.

11.8    Tax Treatment of Indemnification
. For all Tax purposes, Purchaser and Seller agree to treat any indemnity payment under this Agreement as an adjustment to the purchase price unless otherwise required by law.
ARTICLE 12
MISCELLANEOUS PROVISIONS

12.1    Expenses. Whether or not the Transactions are consummated, unless otherwise indicated expressly herein, each party shall pay its own costs and expenses in connection with this Agreement and the Transactions, including the fees and expenses of its advisers, accountants and legal counsel.

12.2    Interpretation. Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to, this Agreement, unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (f) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if,” (g) the headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (h) references to “$” shall mean United States dollars, (i) the word “or” is not exclusive and (j) references to a section of the Seller Disclosure Schedule shall be a reference to such section of both the Project Rhodes Disclosure Schedule and the Project Corfu Disclosure Schedule.

12.3    Entire Agreement. This Agreement, including the other documents, agreements, Exhibits and Schedules specifically referred to herein, constitutes the entire agreement between and among the parties hereto with regard to the subject matter hereof, and supersedes all prior agreements and understandings by or among the parties hereto or any of their respective Affiliates with regard to such subject matter, whether written or oral. Except for the Confidentiality Agreement, there are now no agreements, representations or warranties between or among the parties other than those set forth in this Agreement or the documents and agreements contemplated in this Agreement.

12.4    Amendment, Waivers and Consents. This Agreement shall not be changed or modified, in whole or in part, except by supplemental agreement or amendment signed by the parties. Either party may waive compliance by the other party with any of the covenants or conditions of this Agreement, but no waiver shall be binding unless executed in writing by the party making the waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Any consent under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.

12.5    Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided, however, that no party hereto may assign any right or obligation hereunder without the prior written consent of the other party hereto. Notwithstanding anything in this Section 12.5 to the contrary, no assignment shall relieve the assigning party of its obligations hereunder.

12.6    Governing Law. The rights and obligations of the parties shall be governed by, and this Agreement shall be interpreted, construed and enforced in accordance with, the laws of the State of Delaware, excluding its conflict of laws rules to the extent such rules would apply the law of another jurisdiction.

12.7    Jurisdiction; Waiver of Jury Trial.

(a)    Any judicial proceeding brought against any of the parties to this Agreement or any dispute arising out of this Agreement or related hereto shall be brought in the courts of the State of Delaware, or in the United States District Court for the District of Delaware, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the parties to this Agreement. Each of the parties to this Agreement agrees that service of any process, summons, notice or document by United States mail to such party’s address for notice hereunder shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 12.7(a).

(b)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY ACTION, PROCEEDING OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

12.8    Rules of Construction. The parties acknowledge that each party has read and negotiated the language used in this Agreement. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party’s role in drafting this Agreement.

12.9    Severability. If any provision of this Agreement, as applied to either party or to any circumstance, is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, and the parties hereto agree to negotiate in good faith to replace such illegal, unenforceable or void provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

12.10    Exhibits and Schedules. All Exhibits and Schedules attached hereto shall be deemed to be a part of this Agreement and are fully incorporated in this Agreement by this reference. Disclosure in any Schedule shall qualify (a) the corresponding Section of this Agreement to which such Schedule refers and (b) any other Sections of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other Sections.

12.11    Notices. Any notice required or permitted to be given hereunder shall be sufficient if in writing and (a) delivered in person or by express delivery or internationally recognized overnight courier service, (b) sent by facsimile or email of a PDF document (with written confirmation of receipt) or (c) deposited in the mail registered or certified first class, postage prepaid and return receipt requested. Each notice shall be deemed given when so delivered personally, or sent by facsimile or email transmission, or, if sent by express delivery or internationally recognized courier service one (1) Business Day after being sent, or if mailed, five (5) Business Days after the date of deposit in the mail. A notice of change of address or facsimile number shall be effective only when done in accordance with this Section 12.11.

To Purchaser at:	Merit Medical Systems, Inc.
1600 West Merit Parkway
South Jordan, UT 84095
	Attention:	Brian Lloyd, Chief Legal Officer
	Facsimile:	(801) 208-4238
	Email:	Brian.Lloyd@merit.com

With copies to:	Baker & McKenzie LLP
300 E. Randolph Street, Suite 5000
Chicago, Illinois 60601
	Attention:	Lewis D. Popoff
	Facsimile:	(312) 861-2899
	Email:	lewis.popoff@bakermckenzie.com

To any of the
Seller Entities at:	Becton, Dickinson and Company
1 Becton Drive
MC070
Franklin Lakes, NJ 07417
	Attention:	General Counsel
	Facsimile:	(201) 848-9228

With a copy to:	Becton, Dickinson and Company
	Attention:	Joseph F. LaSala
	Email:	Joseph_LaSala@BD.COM

With copies to:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
	Attention:	Paul T. Schnell
C. Michael Chitwood
Maxim O. Mayer-Cesiano
	Facsimile:	(212) 735-2000
	Email:	paul.schnell@skadden.com
michael.chitwood@skadden.com
maxim.mayercesiano@skadden.com

12.12    Rights of Parties. Except for Purchaser Indemnified Persons and Seller Indemnified Persons, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the Liabilities of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

12.13    Public Announcements.. Except as may be required by applicable Legal Requirements or stock exchange rules, no party to this Agreement or any Affiliate or Representative of such party shall make any public announcements or otherwise communicate with any news media in respect of this Agreement or the Transactions without the prior consent of the other parties, such consent not to be unreasonably withheld, and prior to any announcement or communication the parties shall cooperate as to the timing and contents of any such announcement or communication.

12.14    Counterparts. This Agreement may be signed in any number of counterparts, including facsimile copies thereof or electronic scan copies thereof delivered by electronic mail, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

12.15    Specific Performance. The parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached. It is hereby agreed that the parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief and other equitable relief, without the necessity of proving the inadequacy of money damages as a remedy, and the parties further hereby agree to waive any requirement for the securing or posting of a bond in connection with the obtaining of such injunctive or other equitable relief. Such remedies, and any and all other remedies provided for in this Agreement, shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any party may otherwise have. Each of the parties hereby acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each of the parties further acknowledges and agrees that injunctive relief and/or specific performance will not cause an undue hardship to such party.

12.16    Waiver of Conflicts. Recognizing that Skadden has been engaged by the Seller and its Affiliates to represent it in connection with the Transactions, the Purchaser hereby (i) waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise after the Closing between the Purchaser or any of its Affiliates, on the one hand, and the Seller or any of its Affiliates, on the other hand, and (ii) agrees that Skadden may represent the Seller or any of its Affiliates in such dispute even though the interest of the Seller may be directly adverse to the Purchaser or any of its Affiliates, and even though Skadden may have represented the Purchaser or any of its Affiliates in a matter substantially related to such dispute, or may be handling ongoing matters for the Purchaser or any of its Affiliates. In addition, the Purchaser, on its own behalf and on behalf of its Affiliates, further agrees that, notwithstanding anything in this Agreement to the contrary, as to all communications among any of Skadden or the Seller Entities or any of their respective directors, managers, members, partners, officers or employees or Affiliates that relate in any way to this Agreement or the Transactions, the attorney-client privilege and the expectation of client confidence belongs to the Seller and shall be controlled solely by the Seller and shall not pass to or be claimed by the Purchaser or any of its Affiliates. Accordingly, the Purchaser shall not have access to any such communications, or to the files of Skadden relating to its engagement, whether or not the Closing shall have occurred. Notwithstanding those efforts, the Purchaser, on its behalf and on behalf of its Affiliates, further understands and agrees that the consummation of the Transactions may result in the inadvertent disclosure of such information that may be confidential or subject to a claim of privilege. The Purchaser, on its behalf and on behalf of its Affiliates, further understands and agrees that any disclosure of such information that may be confidential or subject to a claim of privilege will not prejudice or otherwise constitute a waiver of any claim of privilege. The Purchaser, on its behalf and on behalf of its Affiliates, agrees to use commercially reasonable efforts to return promptly any such inadvertently disclosed information to the appropriate Person upon becoming aware of its existence. The Purchaser agrees to take, and to cause its Affiliates to take, all steps necessary to implement the intent of this Section 12.16.

12.17    Rescission. In the event (a) any Governmental Authority in the jurisdictions set forth in Section 6.4 that must grant an Approval required by Section 6.4 shall have denied such Approval and such denial shall have become final and non-appealable; or (b) following the Closing Date, the FTC shall have notified Seller that Purchaser is not an acceptable acquirer of the Product Lines and that the Transactions are required to be rescinded, then, in each case, Seller shall have the right immediately to rescind this Agreement and the Transaction Agreements.  If Seller determines to rescind this Agreement and the Transaction Agreements, Seller and Purchaser shall promptly take all actions as may be necessary or desirable to rescind the consummation of the Transactions and to restore to each party its rights, powers and obligations as in existence immediately prior to the Closing, including (x) Seller refunding to Purchaser all funds received by Seller from Purchaser as payment of the Purchase Price, (y) execution by Purchaser and its Affiliates of such assignments, transfers and other documents and instruments as may be necessary or desirable to convey, assign and transfer back to the applicable Seller Entity all of the Purchaser’s and each of its Affiliates’ right, title and interest in and to any Purchased Assets and to terminate and cancel the Transaction Agreements, and (z) execution by the applicable Seller Entity of such assumptions and other documents and instruments as may be necessary or desirable to relieve Purchaser of liability for any Assumed Liabilities existing on the Closing Date and to terminate and cancel the Transaction Agreements.

12.18    Electronic Data Room Materials. No information or document will be considered to have been “made available” to Purchaser unless it was uploaded no later than 9:00 a.m. (Eastern time) on the Business Day prior to the date of this Agreement to the electronic dataroom hosted by Merrill Corporation for “Project Corfu-Rhodes” (available through the Closing at https://login.merrillcorp.com/), a copy of which Seller shall deliver to Purchaser on one or more DVDs (or other digital storage device as Purchaser and Seller agree) at or promptly after Closing, and was fully accessible to Purchaser and its Representatives through the earlier of the Closing or the termination of this Agreement.
[Signatures Follow On a Separate Page]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.
“Purchaser”
MERIT MEDICAL SYSTEMS, INC.

By: /s/ Fred P. Lampropoulos
Name: Fred P. Lampropoulos
Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

“Seller”
BECTON, DICKINSON AND COMPANY

By: /s/ Christopher R. Reidy
Name: Christopher R. Reidy
Title: Executive Vice President, Chief Financial Officer and Chief Administrative Officer

[Signature Page No. 2 to Asset Purchase Agreement]

EXHIBIT A
CERTAIN DEFINITIONS
“Accounting Mediator” shall have the meaning specified in Section 2.2(b)(ii).
“Accounting Protocol” shall mean the principles, methodologies and calculations set forth on Schedule A-1 to the Seller Disclosure Schedule.
“Accounts Receivable” shall have the meaning specified in Section 1.2(a)(ii).
“Affiliate” of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, however, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract, or otherwise.
“Agreement” shall have the meaning specified in the Preamble.
“Agreement Containing Consent Order” shall mean that certain Agreement Containing Consent Order of the FTC in connection with the Merger pursuant to the Bard Merger Agreement.
“Anti-Corruption Laws” means all applicable federal, state and foreign Legal Requirements relating to the prevention or prohibition of corruption, bribery, kickbacks, conflicts of interest and off-label, false or misleading promotion, advertising or marketing of medical devices, including the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, the United States Anti-Kickback Statute, the United States Stark Law, the United States Physician Payments Sunshine Act, and implementing regulations of these acts, statutes and similar laws.
“Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Approval” shall have the meaning specified in Section 6.4(a).
“Assigned Contracts” shall have the meaning specified in Section 1.1(c).
“Assignment Consent” shall have the meaning specified in Section 1.4(a).
“Assumed Liabilities” shall mean (i) all Liabilities of the Seller Entities to the extent arising out of, resulting from or related to the operation or conduct of the Product Lines after the Closing; (ii) all Liabilities of the Seller Entities or their Affiliates, as applicable, under the Assigned Contracts arising after the Closing; (iii) all Liabilities related to Product warranty claims with respect to Products sold after the Closing (regardless of whether the applicable warranty is express or implied); (iv) all Liabilities with respect to claims, whether founded upon negligence, breach, strict liability or other legal theory, seeking compensation or recovery for Recall expenses, personal injury or property damage and resulting from defects or alleged defects or an alleged failure to warn for Products comprising any part of the Product Lines that are sold after the Closing; (v) all Liabilities of Purchaser under this Agreement or any other Transaction Agreement; (vi) all Liabilities for any returns with respect to Products sold after the Closing; (vii) all Liabilities for Taxes related to the Purchased Assets or the Assumed Liabilities that are attributable to a Post-Closing Tax Period; (viii) all Liabilities for Transfer Taxes to be paid by Purchaser pursuant to Section 9.1(b); (ix) all Damages and other Liabilities arising with respect to or related to any Recall of any units of Product sold on or after the Closing (including Products purchased under the Contract Manufacturing Agreement), without limitation of and subject to Purchaser’s rights under the Contract Manufacturing Agreement; and (x) all other Liabilities arising from or relating to the Purchased Assets or the Product Lines after the Closing; provided that Assumed Liabilities shall not include any Liabilities of the Seller Entities for Taxes for a Pre-Closing Tax Period.
“Bard” shall have the meaning specified in the Recitals.
“Bard Merger Agreement” shall have the meaning specified in the Recitals.

“Books and Records” shall have the meaning specified in Section 1.1(f).
“Business Day” shall mean any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are closed in New York, New York.
“Closing” shall have the meaning specified in Section 3.1.
“Closing Date” shall have the meaning specified in Section 3.1.
“Closing Date Inventory Target” means $2,050,000;
“Closing Date Statement” shall have the meaning specified in Section 2.2(b)(i).
“Closing Inventory” shall have the meaning specified in Section 2.2(b)(i).
“Code” shall mean the United States Internal Revenue Code of 1986, as amended.
“Collected Information” shall have the meaning specified in Section 4.6(h).
“Confidential Information” shall mean all Trade Secrets and other confidential and/or proprietary information of a Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formulae, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants.
“Confidentiality Agreement” shall mean that certain confidentiality agreement between Purchaser and Seller, dated July 11, 2017.
“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).
“Contract” shall mean any agreement, contract, obligation, promise, understanding, arrangement, commitment, lease, license or undertaking of any nature.
“Contract Manufacturing Agreement” shall have the meaning specified in Section 3.2(e).
“Copyrights” shall mean all copyrights, mask work rights, copyrightable works, mask works, and all copyright and all mask work registrations and applications, whether published or unpublished, and all statutory, common law, national, and international rights related thereto.
“Corfu Financial Information” shall have the meaning specified in Section 4.2(a).
“Corfu Product Line” shall mean the manufacture, use, offer, sale, and distribution of the Corfu Products for use as tunneled home drainage catheters and accessories to reduce symptoms associated with malignant pleural effusion or malignant ascites as conducted by the Seller Entities as of the Closing.
“Corfu Products” shall mean those products listed on Schedule A-2 to the Seller Disclosure Schedule.
“Damages” shall mean and include any loss, damage, injury, settlement, judgment, award, fine, penalty, Tax, cost, fee or expense of any nature (including documented and reasonable fees and expenses of counsel, consultants, experts and other documented and reasonable professional fees).
“Decision and Order” shall mean that certain Decision and Order of the FTC in connection with the Merger pursuant to the Bard Merger Agreement.
“Distribution Agreement” shall have the meaning specified in Section 3.2(f).
“Drop-Dead Date” shall have the meaning specified in Section 10.1(d).

“EC” shall have the meaning specified in the Recitals.
“Employee Plan” means any “employee benefit plan” (as defined in section 3(3) of ERISA, regardless of whether subject to ERISA), and each other material agreement, plan, program, fund, policy, contract or arrangement (whether written or unwritten) providing compensation, benefits, pension, retirement, profit sharing, stock bonus, stock option, stock purchase, phantom or stock equivalent, bonus, incentive, deferred compensation, vacation, life insurance, death benefit, sick pay, disability, severance, termination indemnity, seniority pay, holiday pay, fringe benefit or similar employee benefits covering any employee or former employee of the Seller Entities or any ERISA Affiliate of any of the Seller Entities, or the beneficiaries and dependents of any employee or former employee of the Seller Entities any ERISA Affiliate of any of the Seller Entities, regardless of whether it is mandated by any applicable Legal Requirement, voluntary, private, funded, unfunded, financed by the purchase of insurance, contributory or noncontributory.
“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, deed of trust, option, right of first refusal or other encumbrance of any kind.
“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company) or other similar entity.
“Environmental Law” means any Law relating to the environment, natural resources, pollutants, contaminants, wastes, chemicals or public health and safety, including any Law pertaining to (a) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or solid or hazardous waste, (b) air, water and noise pollution, (c) groundwater or soil contamination, (d) the release or threatened release into the environment of toxic or hazardous substances or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals, (e) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste, (f) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles, (g) public health and safety or (h) the protection of wild life, marine sanctuaries and wetlands, including all endangered and threatened species.
“Estimated Inventory” shall have the meaning specified in Section 2.1(b).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any other Person that, together with any Seller Entity, would be treated as a single employer under section 414 of the Code.
“Estimated Inventory” shall have the meaning specified in Section 2.1(b).
“Estimated Purchase Price” shall have the meaning specified in Section 2.1(a).
“Excluded Assets” shall have the meaning specified in Section 1.2(a).
“Excluded Liabilities” shall have the meaning specified in Section 1.3.
“Export-Import Laws” means all applicable United States and foreign Laws governing the export, re-export, transfer, and import of goods, software, technology and services, including the Export Administration Regulations (15 C.F.R. § 730 et. Seq.) and the EU Dual Use Regulation (Council Regulation (EC) No 428/2009, as amended).
“FDA” means the United States Food and Drug Administration or any successor agency.
“Final Calculation Statement” shall have the meaning specified in Section 2.2(b)(ii).
“Financial Information” shall have the meaning specified in Section 4.2(a).
“Fraud” means a material breach of, or material inaccuracy in, a representation and warranty set forth in Article 4 or Article 5 that arises from a fact, event or condition that the party making such representation and warranty has both (a) an actual personal conscious awareness of such fact, event or condition and (b) an actual personal conscious awareness that such fact, event or condition actually constitutes such a material breach or inaccuracy. For the avoidance of doubt, actual personal conscious awareness of a fact, event or condition does not include any imputed or constructive knowledge, nor does it include any knowledge of any outside advisors or agents, unless and until such fact, event or condition is brought to the attention of such party making such representation and warranty.
“FTC” shall have the meaning specified in the Recitals.
“FTC Order” shall have the meaning specified in the Recitals.
“GAAP” shall mean United States generally accepted accounting principles consistently applied.
“General Assignment and Bill of Sale” shall have the meaning specified in Section 3.2(a).
“Governmental Approval” shall mean any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.
“Governmental Authority” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) United States or non-United States, individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, arbitral, regulatory, police, military or taxing authority or power.
“Henry Jackson License Agreement” shall mean the Exclusive License Agreement, dated as of October 2, 2006, between The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc. and Bard Access Systems, Inc.
“Indemnitee” shall have the meaning specified in Section 11.4(a).
“Indemnitor” shall have the meaning specified in Section 11.4(a).
“Intellectual Property Rights” shall mean any or all rights in and to intellectual property anywhere in the world, including (i) Patent Rights, Trade Secrets, Copyrights, and Trademarks, (ii) any rights similar, corresponding or equivalent to any of the foregoing anywhere in the world, (iii) any rights in computer software, data, and databases, and (iv) all other proprietary rights, and (v) the right to sue for past, present and future infringement, misappropriation or other violation of any of the foregoing.
“Inventory” shall mean, together and individually, the Purchased Inventory, Estimated Inventory and Closing Inventory.
“Lambda” shall have the meaning specified in the Recitals.
“Lambda Closing” shall mean the closing of the Merger pursuant to the Bard Merger Agreement.
“Legal Requirement” shall mean any law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion, Order, binding regulatory guidance or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority including any (a) technical or scientific standard to which adherence is required by any Governmental Authority and (b) any mandatory rules or policies of non-governmental accreditation or oversight bodies applicable to medical devices and related accessories, including the Products.
“Liabilities” shall mean any and all liabilities and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any Proceeding or Legal Requirement, and those arising under any Contract.

“Material Adverse Effect” shall mean, with respect to the Product Lines, taken as a whole, any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, (a) is or would be reasonably expected to be materially adverse to the Purchased Assets, Assumed Liabilities, Product Lines or the financial or other condition, assets, business or operations of the Product Lines, taken as a whole, or (b) would or would be reasonably expected to prevent or materially delay consummation of the Transactions; provided, however, that any events, changes or effects will not be deemed to constitute a Material Adverse Effect to the extent resulting from (i) general changes or conditions in general economic, political or market conditions or in the industries (or therapeutic areas) in which the Product Lines operate, except to the extent that such changes or conditions in the industries (or therapeutic areas) in which the Product Lines operate have a disproportionate effect on the Product Lines, taken as a whole compared with other companies or businesses operating in such industries (or therapeutic areas); (ii) any failure by any Seller Entity or the Product Lines to meet internal projections or forecasts for any period (provided that the underlying causes of such failure may be taken into account in determining whether there has been a Material Adverse Effect); (iii) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (iv) changes in any Legal Requirements applicable to the Product Lines or applicable accounting regulations or principles or the generally accepted interpretation thereof, except to the extent that such changes in the industries (or therapeutic areas) in which the Product Lines operate have a disproportionate effect on the Product Lines compared with other companies or businesses operating in such industries (or therapeutic areas); (v) the acts or omissions of, or circumstances affecting, Purchaser and/or its Affiliates; (vi) compliance by the Seller Entities or any of their Affiliates with a written request by Purchaser after the date hereof that the Seller Entities or any of their Affiliates take an action (or refrain from taking an action) to the extent such action or inaction is in compliance with such request; and (vii) any action taken by the Seller Entities or any of their Affiliates as required by this Agreement (other than any action to comply with Section 6.1) or with Purchaser’s written consent.
“Material Contracts” shall have the meaning specified in Section 4.9(a).
“Merger” shall have the meaning specified in the Recitals.
“Non-Assignable Asset” shall have the meaning specified in Section 1.4(a).
“Objections” shall have the meaning specified in Section 2.2(b)(i).
“Order” shall mean any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.
“Patent and Know-How License Agreement” shall have the meaning specified in Section 3.2(g).
“Patent Assignment” shall have the meaning specified in Section 3.2(c).
“Patent Rights” shall mean all United States, international, and foreign patents, utility models, and industrial designs, and applications therefor, and all reissues, divisions, re-examinations, revisions, renewals, extensions, provisionals, continuations, continuations-in-part thereof, and counterparts, invention disclosures, and all rights of priority related to any of the foregoing.
“Permitted Encumbrance” shall mean (1) statutory Encumbrances for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings; (2) mechanics’, materialmen’s, architects’, warehousemen’s, landlords’ and other like statutory Encumbrances arising or incurred in the ordinary course of business, either securing payments not yet due or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been set aside; (3) such Encumbrances arising in the ordinary course of business and not incurred in connection with the borrowing of money as do not materially affect the use or value of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and that do not materially impair the value, merchantability or continued use of the Purchased Assets; (4) non-exclusive (or immaterial exclusive in-bound) licenses in Intellectual Property Rights granted in the ordinary course of business having an aggregate value of no more than $150,000 per license; (5) zoning, building codes and other land use laws that do not materially impair the value, merchantability or continued use of the Purchased Assets and (6) Encumbrances resulting from the action or inaction of Purchaser or any of its Affiliates. For the avoidance of doubt, any Encumbrance arising under the Code or ERISA in connection with any Employee Plan is not a Permitted Encumbrance.

“Person” shall mean any individual, Entity or Governmental Authority.
“Post-Closing Tax Period” shall mean any Tax period beginning after the close of business on the Closing Date or, in the case of any Tax period that includes, but does not begin, after the close of business on the Closing Date, the portion of such period beginning after the close of business on the Closing Date.
“Pre-Closing Tax Period” shall mean any Tax period ending on or before the close of business on the Closing Date or, in the case of any Tax period that includes, but does not end on, the Closing Date, the portion of such period ending on the Closing Date.
“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority.
“Product Lines” shall have the meaning specified in the Recitals.
“Products” shall mean, collectively, the Rhodes Products and the Corfu Products.
“Purchase Price” shall have the meaning specified in Section 2.1(a).
“Purchase Price Adjustment” shall have the meaning specified in Section 2.2(a).
“Purchase Price Allocation” shall have the meaning specified in Section 9.1(a).
“Purchased Assets” shall have the meaning specified in Section 1.1.
“Purchased Inventory” shall have the meaning specified in Section 1.1(a).
“Purchaser” shall have the meaning specified in the Preamble.
“Purchaser Assignment and Assumption Agreements” shall have the meaning specified in Section 3.2(b).
“Purchaser Damages” shall have the meaning specified in Section 11.1.
“Purchaser Indemnified Persons” shall have the meaning specified in Section 11.1.
“Purchaser Material Adverse Effect” shall mean any event, change or effect that, when taken individually or together with all other such events, changes or effects, would be reasonably expected to, individually or in the aggregate, (a) have a material adverse effect on the ability of Purchaser to consummate the Transactions contemplated hereby or (b) cause a material delay in the ability of Purchaser to consummate the Transactions.
“Purchaser’s Fundamental Representations” shall have the meaning specified in Section 11.3.
“Purchaser’s Indemnification Cap” shall have the meaning specified in Section 11.5(b).
“Purchaser’s Indemnification Deductible” shall have the meaning specified in Section 11.5(b).
“Recalls” shall have the meaning specified in Section 7.8.
“Registered Intellectual Property Rights” shall mean all United States, international and foreign: (i) Patent Rights; (ii) registered Trademarks and pending applications to register Trademarks; (iii) Copyright registrations, pending applications to register Copyrights, and Copyright renewals; (iv) domain name registrations; and (v) any other Intellectual Property Rights that are the subject of a pending application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.
“Regulatory Authority” shall mean any federal, national, state, foreign or multinational Governmental Authority (including the FDA) that has jurisdiction or oversight over (a) the research, development, approval, clearance, marketing, manufacture, labeling, sale, import, export and distribution of medical devices and technology, (b) federal healthcare programs under which such medical devices are purchased or reimbursed, or (c) the protection of personal healthcare information.
“Representatives” shall mean, as to any Person, its officers, directors, employees, counsel, accountants, financial advisers, consultants and agents.
“Rhodes Product Line” shall mean the manufacture, use, offer, sale, and distribution of the Rhodes Products for use in connection with soft tissue core needle biopsy as conducted by the Seller Entities as of the Closing.
“Rhodes Products” shall mean those products listed on Schedule A-3 to the Seller Disclosure Schedule.
“Sanctioned Country” means any country or region that is the target of comprehensive United States economic sanctions, including currently Cuba, Iran, Sudan, Syria, North Korea, and the Crimea region of Ukraine.
“Sanctioned Person” means: (a) any Person listed on any Sanctions Laws-related list of designated Persons maintained by OFAC, the United States Department of State, the United Nations Security Council or the European Union; (b) any Person operating, organized or resident in a Sanctioned Country; or (c) any entity that is owned or controlled by any such Person or Persons.
“Sanctions Laws” means all United States and foreign Laws relating to economic sanctions, including those administered or enforced by the United States (including by OFAC or the United States Department of State), the United Nations Security Council, and the European Union.
“Seller” shall have the meaning specified in the Preamble.
“Seller Damages” shall have the meaning specified in Section 11.2.
“Seller Disclosure Schedule” shall have the meaning specified in Article 4.
“Seller Entities” shall have the meaning specified in the Recitals.
“Seller Indemnified Persons” shall have the meaning specified in Section 11.2.
“Seller Intellectual Property” shall mean (a) the Seller Registered Intellectual Property Rights and (b) all unregistered Intellectual Property Rights which are both owned by the Seller Entities and used by the Seller Entities exclusively or predominantly in the Products, the Product Lines, or use of the Products, including all such unregistered Intellectual Property Rights in any labels, product inserts and training manuals used by the Seller Entities exclusively or predominantly in the Product Lines.
“Seller Registered Intellectual Property Rights” shall mean: (i) the Registered Intellectual Property Rights listed on Schedule 4.6(a), and (ii) each of the following to the extent owned by any of the Seller Entities and included in the Seller Intellectual Property: (A) any Patent Right anywhere in the world derived from or claiming priority to any Patent Right on Schedule 4.6(a) but not listed on Schedule 4.6(a), and (B) any application, any registration, and any domain name registration anywhere in the world not listed on Schedule 4.6(a) for or including any Trademark identified on Schedule 4.6(a).
“Seller Subsidiaries” shall have the meaning specified in the Recitals.
“Seller Transitional Trademarks” shall mean the trademarks, service marks, trade dress, logos, slogans, and/or trade names listed on Schedule 7.9.
“Seller’s Fundamental Representations” shall have the meaning specified in Section 8.1(a).
“Seller’s Indemnification Cap” shall have the meaning specified in Section 11.5(a).
“Seller’s Indemnification Deductible” shall have the meaning specified in Section 11.5(a).
“Seller’s knowledge”, “knowledge of Seller” and similar phrases shall mean the actual knowledge of James Leitl, Ryan Lipe, Chris McKeown, Liselotte Perez-Castener, and John Krueger with respect to the Rhodes Product Line, and Nick Boggs, Robert Collins, Kimberly Hammond, Jennifer Lutjen, Mark Walaska, and Ericka Prechtel with respect to the

Corfu Product Line.
“Shared Contracts” shall mean all Contracts listed on Schedule 1.5, which relate in part, but not exclusively or predominantly, to the Product Lines.
“Skadden” shall have the meaning specified in Section 3.1.
“Specified Products” shall have the meaning specified in Section 4.19.
“Sublicense Agreement” shall have the meaning specified in Section 3.3(i).
“Subsidiary” shall mean, with respect to any Person, any Entity in which such Person has a fifty percent (50%) or greater interest.
“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean all forms of taxation imposed by any Tax Authority, including all national, state or local taxation (including income, value added, goods and services, occupation, real and personal property, social security, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, occupation, premium or windfall profit taxes, stamp duty, customs and other import or export duties, estimated and other taxes), together with any interest, penalties, and additions to tax.
“Tax Authority” shall mean a Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).
“Tax Claim” shall mean any action, suit, proceeding, investigation, audit or claim with respect to Taxes made or initiated by any Tax Authority.
“Tax Contest” shall have the meaning specified in Section 9.1(d).
“Tax Return” shall mean any report, return, statement, declaration, notice, certificate or other document filed or required to be filed with any Tax Authority in connection with the determination, assessment, collection or payment of any Tax.
“Third Party Intellectual Property” shall have the meaning specified in Section 4.6(c).
“Trade Control Laws” shall have the meaning specified in Section 4.16.
“Trade Secrets” shall mean all trade secrets under applicable law and other rights in confidential or proprietary know-how, information, processing, manufacturing or marketing information, and all claims and rights related thereto.
“Trademark Assignment” shall have the meaning specified in Section 3.2(c).
“Trademarks” shall mean any and all trademarks, service marks, trade dress, logos, slogans, trade names, and all applications and registrations therefor, and all common law rights therein and thereto, and all goodwill associated with any of the foregoing throughout the world.
“Transaction Agreements” shall mean this Agreement and the General Assignment and Bill of Sale, the Purchaser Assignment and Assumption Agreements, the Patent Assignment, the Trademark Assignment, the Transition Services Agreement, the Contract Manufacturing Agreement, the Parent and Know-How License Agreement, the Distribution Agreement and the Sublicense Agreement and any other agreements or instruments executed pursuant hereto.
“Transaction Confidentiality Agreement” means any right or interest of any Seller Entity or any Affiliate of any Seller Entity under any confidentiality agreement entered into by a Seller Entity or any Affiliate of any Seller Entity, solely to the extent relating to information of a proprietary or confidential nature concerning the Product Lines.
“Transaction(s)” shall mean, collectively, the transactions contemplated by this Agreement.
“Transfer Taxes” shall mean all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the transfer of

Purchased Assets.
“Transition Services Agreement” shall have the meaning specified in Section 3.2(d).
“Transitional Trademark End Date” shall have the meaning specified in Section 7.9.
“Treasury Regulations” shall mean the regulations promulgated under the Code by the United States Department of the Treasury and the United States Internal Revenue Service.
“VAT” shall mean (i) value added tax as provided for in VATA and legislation supplemental thereto, TVA or any other system of value added tax as provided for in Council Directive 2006/112/EC applied in any member state of the European Union and (ii) any other similar turnover, sales or purchase, tax or duty levied by any other jurisdiction whether central, regional or local.
“VATA” shall mean the Value Added Tax Act 1994 of the United Kingdom.